UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

E-World USA Holding, Inc.
(Name of small business issuer in its charter)

Nevada	5122	45-2898504
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

E-World USA Holding, Inc.
9550 Flair Dr, Suite 308
El Monte CA 91731
(626) 448-2163
(Address and telephone number of principal executive offices and principal place of business)

National Registered Agents, Inc. of NV
1000 East William Street, Suite 204
Carson City, NV 89701
800.550.6724

 (Name, address and telephone number for agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

☐ Large Accelerated Filer	☐ Accelerated Filer
☐ Non-accelerated Filer	☒ Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price 1	Amount of Registration Fee 1

Common Stock	2,340,388	$0.50	1,170,194	$135.86

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

(1)	Estimated solely for purposed of calculating the registration fee under Rule 457(a).

  PRELIMINARY PROSPECTUS DATED NOVEMBER  ***, 2011.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
E-World USA Holding, Inc.
2,340,388 shares of Common Stock

We are offering 2,340,388 shares of Common Stock issuable on election of the right of holders of Type A Warrants to receive shares of common stock for no additional consideration under the terms of Type A Warrants held by U.S. citizens or residents.  Holders of Type A Warrants will have 60 days from the effective date of this offering to exercise their warrants.  This offer is not open to holders of Type A Warrants who are not U.S. citizens or residents or to persons or entities holding any other class or type of the Company’s securities.

We will not receive any proceeds from the issuance of shares under the exercise of the Type A Warrants for the shares of common stock registered hereunder.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Type A Warrant Holders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market and is not qualified for quotation on the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________

TABLE OF CONTENTS

SUMMARY	3
RISK FACTORS	6
USE OF PROCEEDS	14
DETERMINATION OFFERING PRICE	14
DILUTION	14
PLAN OF DISTRIBUTION	14
LEGAL PROCEEDINGS	16
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
DESCRIPTION OF SECURITIES	19
INTEREST OF NAMED EXPERTS	21
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	21
DESCRIPTION OF BUSINESS	21
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	32
DESCRIPTION OF PROPERTY	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	41
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	45
FINANCIAL STATEMENTS	46

SUMMARY

The following prospectus summary is qualified in its entirety by, and should read in conjunction with, the more detailed information and our Financial Statements and Notes thereto appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully.

Our Company

Our Company is a provider of Health and Nutritional supplements and Personal Care products through our website by means of a network of Direct Sales Associates.  Our basic business principles are to provide high quality products, operate at a profitable margin and assist our Sales Associates worldwide to improve their business effectiveness.

Company History

E-World USA Holding, Inc., a California corporation and our predecessor, was established in January 2007.  In April 2011, E-World USA Holding, Inc., a California corporation entered into a merger agreement with its wholly-owned subsidiary, E-World USA Holding, Inc., a Nevada corporation which was the survivor of the merger.  Under the Merger Agreement, we issued 90,000,000 shares of our common stock on a one share for one share basis for each share of E-World USA Holding, Inc., a California corporation, common stock issued and outstanding at the date of the merger.  In addition, we issued the following Warrants in exchange for comparable Warrants issued and outstanding in E-World USA Holding, Inc., a California corporation, at the date of the merger.  Type A and Type B Warrants are deemed to have been issued pursuant to oral agreements as follows:

Type A Warrants

All U.S. and non-U.S. Holders of Type A Warrants that were issued as part of new member entry package for new members have three options:

•	Exchange the Warrant at Face Value for Additional Products

o
The aggregate amount of Additional Products which can be acquired upon exchange of all issued and outstanding Type A Warrants is $11,777,088, of which $1,253,284 can be issued to U.S. holders of Type A Warrants

▪
Note:  Of the Type A Warrants, certain of the Warrants may be exchanged for 1.5 times the face amount for additional products and certain of the Warrants may only be exchanged for the face amount for additional products.  The amounts set forth in the above calculation and similar calculations in this section reflect the aggregate amount of products which can be acquired upon the exchange of either type of Type A Warrant.

•	Cancel their Membership and Request a Refund at Face Value less amounts paid out by the Company as bonuses to upline members upon a new person agreeing to become a member.

o
The aggregate amount of refunds which would be required to be made upon cancellation of membership and related refund requests for all issued and outstanding Type A Warrants is $8,169,708,.  The aggregate amount of bonuses paid out by the Company to upline members upon a new person agreeing to become a member was $3,607,380.

•
Elect the right under the Warrant to exchange their certificate for no additional consideration and receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.

o
The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of this option under all issued and outstanding Type A Warrants is 24,167,304 shares, of which 2,340,388 shares of Common Stock can be acquired by 546 holders of Type A Warrants who are U.S. citizens or residents.  The remaining shares can be acquired by non-U.S. residents.  Those shares are not part of this offering.

No special offering of securities or product or the cancellation/refund offer is being made or being contemplated by the Company for its non-U.S. residents.  The non-U.S. residents can receive those benefits in their sole discretion as currently available to them under the terms of the Type A Warrants.

Type B Warrants

Type B Warrants are not being registered under this offering.  Type B Warrants entitle the holder to receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.  No additional consideration for the shares of common stock is required upon exercise. Type B Warrants are not exercisable for products nor redeemable for cash.  The aggregate amount of shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants is 2,491,108.

Our principal executive office is located at 9550 Flair Dr, Suite 308, El Monte CA 91731.  Our telephone number is (626) 448-3737.  Our corporate website is www.usaeworld.com.  Nothing on our website is part of this prospectus.

The terms "Our Company" "we," "us" and "our" as used in this prospectus refer to E-World USA Holding, Inc.

The Offering

As of the date of this prospectus, we had 138,497,804 shares of common stock outstanding.

We are offering 2,340,388 shares of Common Stock issuable on election of the right of holders of Type A Warrants to receive shares of common stock for no additional consideration under the terms of Type A Warrants held by U.S. citizens or residents. This offer is not open to holders of Type A Certificates who are not U.S. citizens or residents or to persons or entities holding any other class or type of the Company’s securities.  Non-U.S. residents may exchange their Type A Warrants for shares of Common Stock that are not registered.

There are no underwriting commissions involved in this offering.   We will pay all expenses of registering the securities, estimated at approximately $100,000.   We will not receive any proceeds from the issuance of shares under the exercise of the Type A Warrants for the shares of common stock registered hereunder.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Type A Warrant Holders will pay no offering expenses.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Selected Financial Data

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

	For the year-ended Dec, 31
Statement of Operation	2010	2009
Revenues	$2,946,138	$4,939,935
Cost of Goods Sold	$622,736	$1,107,953
Gross Profit	$2,323,402	$3,825,982
Operating Expense	$(5,261772)	$(12,120,010)

Net loss from Continuing Operation	$(2,938,370)	$(8,294,028)

Balance Sheet
Assets	$1,378,484	$4,241,173
Liabilities	$11,258,587	$11,365,755
Stockholders' Equity	$(9,880,103)	$(7,124,582)
Total Liabilities and Stockholders' Equity	$1,378,484	$4,241,173

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risk factors could harm our business.  You may lose part or all of your investment due to any of these risks or uncertainties.

RISKS RELATED TO OUR BUSINESS

The market place in the nutritional supplement and personal care industry is very competitive and the failure to successfully compete could reduce our revenues.

The Company faces intense competition in the nutritional supplement and personal care industry. Many other competitors are well established, have greater resources and have a name and brand recognition. These companies also have distributor bases that are much larger than ours. We cannot be sure that our distributors won’t leave and join other programs. If the distributor base declined and failed to grow, the negative financial impact on the Company could be significant.

In addition to competition from companies offering competing products, we are subject to the risk of losing our distributors if they leave and join other non-related network or multi-level marketing companies. The home-based business industry is immense and offers many alternatives, especially for distributors looking for new opportunities.

A significant portion of our revenues is from foreign markets.  If we cannot successfully understand and survive the volatility of doing business in foreign countries, then the result could have a material adverse effect.

A significant portion of our business is from foreign markets, which was approximately 94.2% for the year ended December 31, 2010 and 96% for the year ended December 31, 2009.  We are subject to the risks of foreign currency exchange, currency restrictions and payments methods to our foreign distributors. The Company may suffer losses as the dollar loses value against foreign currencies between the recording date and the payment date or as foreign currencies lose their value against the dollar. Also, many product ingredients are obtained abroad, so a decline in the dollar makes those ingredients more expensive.  Essentially, all of our products are manufactured and purchased in the United States and shipped to foreign locations for distribution or directly to distributors in foreign countries.

If certain foreign agencies changed import regulations and did not allow our product to enter the country, we could suffer significant financial losses. We could lose our distributors in the country and sales could disappear in that market.

The payment of earned commissions and incentives to our foreign distributors is subject to various banking and disbursement regulations. If we are unable to find suitable arrangements, we could suffer an eroding distributor base in foreign countries. The Patriot Act limits the alternatives and the ability of sending mass payments from the United States to individuals and businesses in foreign lands.  The Company has utilized several methods of payment and feels that it has found a satisfactory solution to disburse funds to foreign distributors within the confines of the law.  See Description of Business—Government Regulation.

The lack of registered trademarks and trade names could potentially harm the business.
Trademarks and trade names distinguish the various companies from each other. If potential customers and distributors get confused as to which company and product are offered by us, then we could lose sales and distributors to competitors. The Company does not have any registered trademarks and trade names, so it only has common law rights with respect to infractions or infringements on its products. Many subtleties exist in product descriptions, offering and names that can easily confuse distributors and customers. The name of the Company’s principal products may be found in numerous variations of the name and descriptions in various media and product labels. This presents a risk of losing potential customers looking for our products and buying someone else’s because they cannot differentiate between them.  In addition, the Company’s products could infringe on the intellectual property rights of others, although the Company is not aware of any such infringement.  If such infringement were to occur, the Company might have to alter its product labeling or content, and accordingly, could lose sales in the process.  Also, monetary reimbursement could be required to be paid to the Company whose products were infringed.

Disruption to our supply chain of products and/or ingredients could negatively affect our sales.

The Company has not as yet experienced significant problems in obtaining its products from suppliers. However, there is no guarantee that some of the ingredients in the formulizations of the products will not become scarce, or that current suppliers may not be able to continue to provide our products or ingredients.

If the manufactured products do not meet quality standard, the product is not accepted by us. This could cause a shortage of those products in inventory resulting in back orders and even cancellations of orders. Sales of existing products in inventory may not be sufficient to use all stock on hand before the ‘best by’ date expires. This causes a write off of inventory that is not salable resulting in negative financial results.

Damage claims against our products could reduce our sales and revenues.

If any of our products are found to cause injury or damage, the Company could suffer financial damages. We have not had significant claims for damages or losses from our products to date. The Company does not carry product liability insurance.

Our products contain many ingredients. If any of the ingredients were found to be harmful or were no longer available, then our formulizations would have to change. The acceptance of the new product formula may not be supported, which could create negative publicity and in reduce our sales and revenues.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our lack of significant revenues raise substantial doubt about our ability to continue as a going concern.  Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

Our revenues have decreased significantly and we recorded losses in recent periods.

Our revenues decreased from $4,933,935 in 2009 to $2,946,138 in 2010.  Our net losses were in ($8,632,166) in 2009 and ($2,938,370) in 2010.  We believe the primary reasons for this decrease in revenues are due to the fact that Company’s products are sold through a network of distributors. We believe that distributors may have felt that the economy doesn’t allow them to purchase as much of our products and/or to purchase less frequently. If the current economic downturn continues, then we may experience a further reduction in revenues and profits.  We also cannot guarantee that growth in any particular sales region can be maintained.  The loss decreased in 2010 despite the decrease in revenues because we recorded a loss on investment of $6,156,520 in 2009 that did not occur in 2010.

Our growth of new distributors has decreased which could lead to further reductions in revenues and profits.

As our distributors are under no obligation to remain with the Company, the retention of distributors within our organization is not certain. If the Company cannot attract additional new distributors and cannot retain existing distributors, then the growth trend can be expected to decline resulting in reduced revenues for the Company. We have seen a significant reduction in growth of new distributors in 2010 compared to 2009.  We had 2,222 new distributors in 2009 and 1,252 new distributors in 2010.  We had 2,879 total distributors in 2008, 5,101 total distributors in 2009 and 6,353 total distributors in 2010.  This trend of slower growth of new and existing distributors may continue.

In 2010, one supplier accounted for approximately 70% of our purchases.  The Company does not have agreements with this major or any other suppliers, which exposes us to greater risk of sales disruptions and reduced revenues.

In 2010, one supplier, SUSS Technology, accounted for approximately 70% of our purchases.  The loss of this supplier could result in a loss of sales and revenues.  The Company does not have a written or contractual agreement with any SUSS Technology or any of our other suppliers, or with any of our secondary or tertiary suppliers, suppliers who supply our primary and secondary suppliers, respectively. Our product sourcing and other manufacturing requirements are conducted on a purchase-order basis.  If one or more of our current suppliers stopped selling us ingredients and manufacturing our products, we would be forced to find other suppliers or re-allocate our manufacturing requirements among our existing suppliers.  Although we have identified four alternative suppliers, the time needed to re-allocate our manufacturing requirements could outlast the inventory on hand and result in loss of sales.

Exchanges of Type A Warrants for Additional Products or for refunds could cause the Company to become insolvent.

If Type A Warrants were exchanged for Additional Products or for refund requests instead of being exchanged for Common Stock, the Company would experience a drain on its resources that, if substantial, could cause a material adverse financial impact on the Company, including, but not limited to, the Company becoming insolvent.

RISKS RELATED TO OUR INDUSTRY

Findings or actions against our network or multi-level marketing program could reduce our revenues.

Substantially our entire sales and distribution channel is based upon our network marketing program. We are subject to various regulations from federal, state and foreign agencies. We are also subject to private claims from individuals, including distributors challenging our network marketing program.  To date, no such challenges have occurred, and we are not aware of any challenges that are pending.  We could also be affected by such claims against competitors’ network marketing programs as their outcomes could be used against us. We are at risk in that one or more areas our marketing system might not be compliant with federal, state or local regulations. We currently are not aware of any aspect of our marketing program that is not in compliance with any federal, state or local regulations relating to our business.   If we were not able to bring into compliance our network marketing program, it could subject us to regulatory action resulting in litigation, fines or penalties as well as otherwise reduce our revenues.

Failure to retain and attract our independent distributors could reduce our revenues.

The sales of our products are made through a network of independent business consultants or distributors. Distributors voluntarily sign up with the Company to sell and use our products. There is no guarantee that the distributors will continue to work the business. Our sales growth depends upon expanding our distributor base, and upon the continued involvement of the current distributors. Our distributors have many alternative opportunities to join other multi-level marketing companies. If we are not able to retain these distributors and to recruit new distributors, then the lack of growth and sustained sales could have adverse financial effects on the Company.

The retention and the productivity of our distributors are affected by many factors including:

•	Competitors’ programs
•	Publicity or negative publicity of our products
•	Enforcement of our policies and procedures
•	Distributors’ individual success or lack of success in our program
•	The negative influence from former distributors
•	Lack of interest in continuing to work the business
•	Perceived deficiencies in our compensation plan
•	Economic conditions that may discourage distributors from continuing
•	The obstacles presented by a perceived saturation of network or multi-level programs in the market place that make recruiting new distributors difficult.

If we cannot retain our high level distributors or attract new distributors that can attain a high level position, then our sales could decline resulting in financial losses. It takes time for distributors to establish an organization that pays them dividends and that generates sales for the Company. If high level distributors leave the Company due to some of the factors mentioned, there is no assurance that the Company would be able to replace those leaders, their organization and the sales volume that attends that organization.

Independent distributors may not comply with Company policies which could have severe consequences to our business, our reputation and the morale of the distributors.

We cannot exert the same type of control over our network of independent distributors as we can with our employees. We cannot be sure that our distributors will comply with the guidelines set by the Company on the use of the products, the claims they may make about the benefits of the products or the manner in which they conduct their business. The Company’s compliance department is constantly training distributors and reviewing their practices, we cannot monitor everything that our distributors do. If an action were brought against a distributor, then we could also be named. A finding against us could have severe consequences to our business, our reputation and the morale of the distributors.

Failure to comply with the many regulations governing our business could significantly damage our business.

The Company is subject to various federal, state, local and foreign regulations. Various governmental agencies have an impact on our business. The regulations cover product ingredients, manufacture, distribution, marketing, sales, compensation and taxation, to name a few. If the Company were to fail to meet standards set by these regulations, then the Company could be prohibited from selling its products.

If one or more of the ingredients of our products become subject to regulatory action, then the Company suffers the risk of having to re-formulate its product, if allowed, in order to put it on the market. The cost of this process may be substantial. The future acceptance of the re-formulated product by its distributors cannot be assured.

Foreign jurisdictions may pass laws that would prohibit the use of certain ingredients in their particular market. If the Company were not able to satisfy the various regulations, then it would have to cease sales of that product in that location.

RISKS RELATED TO MANAGEMENT AND PERSONNEL

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of Ding Hua Wang, Director, President & CEO.  If we lose Ding Hua Wang, President and CEO, or if he fails to perform in his current positions, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Ding Hua Wang, President and CEO is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of the Company's Internal Controls over financial reporting for the year ending December 31 following the year in which this registration statement is declared effective. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer/Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of 93.87%  of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Mr. Wang previously used personal funds on behalf of the Company and received cash proceeds from product or warranty sales.

Mr. Wang previously has utilized his personal funds to acquire product for the Company and has personally received direct payment from product or warranty sales.  The net result of these transactions is that the Company owes Mr. Wang approximately $157,000.  Mr. Wang appreciates that it is important to separate his funds and transactions from those of the Company and has committed to maintaining separate accounts and transactions, but any future commingling of corporate and personal funds could raise questions about Mr. Wang’s fiduciary duty to the Company and could have a material adverse impact on the Company.

RISKS RELATED TO OUR STOCK

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stock” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 8,497,804 shares of our common stock held by non-affiliates and 130,000,000 shares held by affiliates that are subject to resale pursuant to the safe harbor exemption under Rule 144 for selling restricted securities.  In addition, non-affiliates own Warrants convertible into 26,658,396 shares of common stock.

All except 2,831,480 of our shares held by non-affiliates or which can be held upon exercise of the Warrants by non-affiliates are currently eligible for resale as they are either being registered in this offering or may be resold under Rule 144. However, affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

We have issued warrants which are redeemable for cash, products, or shares

Total amount of warrants redeemable for cash is significantly larger then our cash balance. If all the warrants holders chose to redeem warrants for cash, we will have risk of a cashflow problem. We believe that not all the members will chose to redeem warrants for cash. Based on our estimation and past experience with members’ redemption of warrants, we believe that approximately 10% of the members will chose to redeem cash, 20% for products, and 70% for common stock.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares issued upon conversion of the Certificates.

DETERMINATION OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered to be issued to qualified Certificate Holders converting their Certificates.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We are offering 2,340,388 shares of Common Stock issuable on election of the right of holders of Type A Warrants to receive shares of common stock for no additional consideration under the terms of Type A Warrants held by U.S. citizens or residents.  Holders of Type A Warrants will have 60 days from the effective date of this offering to exercise their warrants. This offer is not open to holders of Type A Warrants who are not U.S. citizens or residents or to persons or entities holding any other class or type of the Company’s securities.  Those persons are already eligible to sell their shares in accordance with Regulation S issued pursuant to the Securities Act.

We will not receive any proceeds from the issuance of shares under the exercise of the Type A Warrants for the shares of common stock registered hereunder.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Type A Warrant Holders in the U.S. will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market and is not qualified for quotation on the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

Procedure for a decision by holders of Type A Warrants to receive shares of common stock for no additional consideration under the terms of Type A Warrants held by U.S. Citizens or Residents

Type A Certificates:

Upon effectiveness of this Registration Statement, holders of Type A Warrants who are U.S. citizens or residents will have 60 days to elect one of three options specified in their Certificates:

•	Exchange the Certificate at the Amount related to Face Value stated on the Warrant for Additional Products.

•	Cancel their Membership and Request a Refund at Face Value less amounts paid out by the Company as bonuses to upline members upon a new person agreeing to become a member.

•	Exchange the Certificate for no additional consideration for a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Certificate.

Any Qualified Type A Warrant Holder not making an election by completing the Notice of Exercise, Appendix A to this Registration Statement, and transmitting it to the Company on or before 60 days from the effective date of this Registration Statement, shall be deemed to have elected to Cancel their Membership and Request a Refund at the Amount related to Face Value stated on the Warrant less the percentage stated on the Warrant.  All refunds will be processed within 60 days of receipt of a Request for Refund or the expiration of the foregoing 60 day Election Period, whichever comes first.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of our issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files.  The NASD cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS
The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our director and executive officer is as follows:

Name	Age	Position
Ding Hua Wang	48	CEO and President, Director
Xun Zhang	49	Director
Pooi Lam Shun	61	Director

Mr. Wang joined our predecessor company in January 2007 as Product Consultant.  In November 2007, he became CEO and President of our predecessor company and has been CEO, President and Director of our company since inception in March 2011.  From August 2005 to December 2006, he was CEO of Ansheng Company Int’l Production, a nutrition products manufacturing and wholesale company.  From September 1999 to August 2005, he was CEO or Ansheng Company, a Chinese herbal medicine imports and store sales company.  He studied at Zhejiang University of Traditional Chinese Medicine from January 1986 to February 1991.  He attended American Global University for PhD courses in alternative medicine from August 2001 to September 2003. As a member of the board, Mr. Wang contributes significant industry-specific experience and expertise on our products and services.  Mr. Wang also contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Xun Zhang joined us as Director upon formation in March 2011.  From 2003 to date, he has been Assistant Professor, Harvard Medical School, Boston, Massachusetts.  From 1988 to date, he has been Assistant in Biochemistry; Director, Neuroendocrine Research Laboratory Massachusetts General Hospital Boston, Massachusetts.  He received a PhD, 1994, State University of New York at Albany.  With responsibility for product development guidance, he brings his educational and research knowledge and experience to the Board.

Pooi Lam Shun joined us as Director upon formation in March 2011.  From March 2007 to date, he has been an Independent Distributor for us and our predecessor.  From May 1990 to February 2007, he was an Independent Distributor for Sunrider International, a health food manufacturer.  He received a Diploma, 1981, from Singapore Polytechnic.   Shun Pooi Lam is responsible for developing marketing strategies in Singapore, Malaysia, China and other Asian markets and brings his knowledge and experience in these markets to our Board, all in capacity as a Director of the Company.

Family Relationships

There are no family relationships between our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders is Flair Dr, Suite 308, El Monte CA 91731.

			% of
		Number of	Common
Name	Title	Shares	Shares
Ding Hua Wang	President, CEO, Director	130,000,000	93.87%
All officers and directors as a group [3 persons]		130,000,000	93.87%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 138,497,804 shares of common stock outstanding as of April 15, 2011.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 200,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 138,497,804 shares of common stock issued and outstanding held by 309 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Warrants

Type A Warrants

Type A Warrants were issued over a four year period from 2007 to 2010.  During that time, 2,340,388 Type A Warrants shares were issued to 546 U.S. citizens or residents and 21,826,916 Type A Warrants shares were issued to 3,751 non-U.S. residents.  The Type A Warrants do not have an expiration date.

Holders of Type A Warrants that were issued as part of new member entry package for new members have three options:

•	Exchange the Warrant at Face Value for Additional Products

o	The aggregate amount of Additional Products which can be acquired upon exchange of all issued and outstanding Type A Warrants is $11,777,088.

▪
Note:  Of the Type A Warrants, certain of the Warrants may be exchanged for 1.5 times the face amount for additional products and certain of the Warrants may only be exchanged for the face amount for additional products.  The amounts set forth in the above calculation and similar calculations in this section reflect the aggregate amount of products which can be acquired upon the exchange of either type of Type A Warrant.

•	Cancel their Membership and Request a Refund at Face Value less amounts paid out by the Company as bonuses to upline members upon a new person agreeing to become a member.

o
The aggregate amount of refunds which would be required to be made upon cancellation of membership and related refund requests for all issued and outstanding Type A Warrants is $8,169,708.  The aggregate amount of bonuses paid out by the Company to upline members upon a new person agreeing to become a member was $3,607,380.

•
Elect the right under the Warrant to exchange their certificate for no additional consideration and receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.

o
The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of this option under all issued and outstanding Type A Warrants is 24,167,304 shares, of which 2,340,388 shares of Common Stock can be acquired by holders of Type A Warrants who are U.S. citizens or residents.

Type B Warrants

Type B Warrants were issued in 2009 and 2010 to 66 U.S. citizens or residents and 608 non-U.S. residents in return for outstanding sales/services or recruiting efforts [2,248,983 shares]. They were also issued to members who purchased stock in 5CTV, a failed start-up in which the Company had also invested [242,125 shares].

Type B Warrants entitle the holder to receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.  No additional consideration for the shares of common stock is required upon exercise. Type B Warrants are not exercisable for products nor redeemable for cash.  The aggregate amount of shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants is 2,491,108.  Following registration of the shares, holders of Type B Warrants will be able to exchange their warrants for shares of Company common stock.  After 90 days, shares exercised under the Type B Warrants will be tradeable in accordance with the safe harbor available under Rule 144 under the Securities Act of 1933.

INTEREST OF NAMED EXPERTS

The financial statements for the years ended December 31, 2010 and December 31, 2009 included in this prospectus have been audited by MaloneBailey LLP, which are independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 836,765 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Introduction

Our Company is a provider of Health and Nutritional supplements and Personal Care products through our website by means of a network of Direct Sales Associates (DSA).  Our basic business principles are to provide high quality products, operate at a profitable margin and assist our Sales Associates worldwide to improve their business effectiveness.

Company History

E-World USA Holding, Inc., a California corporation and our predecessor, was established in January 2007.  In April 2011, E-World USA Holding, Inc., a California corporation entered into a merger agreement with its wholly-owned subsidiary, E-World USA Holding, Inc., a Nevada corporation which was the survivor of the merger.  Under the Merger Agreement, we issued 90,000,000 shares of our common stock on a one share for one share basis for each share of E-World USA Holding, Inc., a California corporation, common stock issued and outstanding at the date of the merger.  In addition, we issued the following Warrants in exchange for comparable Warrants issued and outstanding in E-World USA Holding, Inc., a California corporation, at the date of the merger:

Type A Warrants

Holders of Type A Warrants that were issued as part of new member entry package for new members have three options:

•	Exchange the Warrant at Face Value for Additional Products

o	The aggregate amount of Additional Products which can be acquired upon exchange of all issued and outstanding Type A Warrants is $11,777,088.

▪
Note:  Of the Type A Warrants, certain of the Warrants may be exchanged for 1.5 times the face amount for additional products and certain of the Warrants may only be exchanged for the face amount for additional products.  The amounts set forth in the above calculation and similar calculations in this section reflect the aggregate amount of products which can be acquired upon the exchange of either type of Type A Warrant.

•	Cancel their Membership and Request a Refund at Face Value less amounts paid out by the Company as bonuses to upline members upon a new person agreeing to become a member.

o
The aggregate amount of refunds which would be required to be made upon cancellation of membership and related refund requests for all issued and outstanding Type A Warrants is $8,169,708.  The aggregate amount of bonuses paid out by the Company to upline members upon a new person agreeing to become a member was $3,607,380.

•
Elect the right under the Warrant to exchange their certificate for no additional consideration and receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.

o
The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of this option under all issued and outstanding Type A Warrants is 24,167,304 shares, of which 2,340,388 shares of Common Stock can be acquired by holders of Type A Warrants who are U.S. citizens or residents.

Type B Warrants

Type B Warrants entitle the holder to receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.  No additional consideration for the shares of common stock is required upon exercise. Type B Warrants are not exercisable for products nor redeemable for cash.  The aggregate amount of shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants is 2,491,108.

Company Description

We continue to distribute a variety of products, which have a wide scope of consumer appeal in areas of nutrition and human wellness products and other disposable goods.  Our distribution strategy includes direct selling and marketing employing Direct Sales Associates (DSA’s) much like Nu Skin, HerbaLife, Amway and USANA. Our business plan provides that these DSA’s, who are independent contractors and not employees of the Company, purchase our products from the company and sell them directly to their customers. We are responsible for the recruitment and training of the DSA’s.   The Company has developed sales promotion and sales development activities which are directed towards giving assistance to the independent sales representatives through aids such as brochures, product samples and demonstration products. We have established a web site, which serves both as an additional marketing tool, and will provide a platform from which we will be able to provide various support tools to our DSA’s. We also anticipate that we will seek to motivate our DSA’s through the use of special incentive programs that reward superior sales performance.

Products

The Company currently has six individual nutritional supplemental products and three skin-care products. Our nutritional supplemental products are made according to a micro molecular nutrition formula. To achieve the maximum effect of products, micro molecular health foods were designed to be absorbed by cells directly with minimum chemical conversion which we believe promotes faster absorption. We believe our company is one of only a few companies in the market which are using a small molecular nutrition formula. The nutritional supplements do not have intellectual property protection for the formulas. Nutritional products consist of 86% and 100% of total sales for the years ended December 31, 2010 and 2009, respectively.  Currently, less than one percent of the Company’s sales are processed through the Company’s web site.

Our skin-care products were developed and formulas are owned by another company from which we purchased the rebranding right. These products focus on   restoring epidermal calcium. The products provide a positive epidermal environment for the homeostasis and regeneration of a person’s own skin barrier. The products were first introduced in 2010 and consisted of 14% of the annual sales.

Both products are sold to our members in the marketing structure. The members purchase the items through our website and can request the items to be shipped or picked up at our designated overseas storage locations.

Sales breakdown

	2010	2009
Nutritional products	86%	100%
Skin-care products	14%	-

Currently, the Company does not have plans pertaining to expanding its business beyond the nutritional supplement and cosmetic sectors.  The Company, however, is considering selling its products through wholesalers in China.

Nutritional Supplements and Price per Bottle/Package

•	Longevity - $1,250.00
•	E-Liver Energy - $80.00
•	Cell Power - $80.00
•	OPC Spa - $65.00
•	Heart Power - $80.00

•	O2 Cell Power - $40.00
•	Health Package - OPCx2, Liver Powerx2, and Cell Powerx2. Products of $680 for only $520.
•
Premium Package - OPCx4, Liver Powerx4, and Cell Power x4.  Products of $1,400 for only Long Life Package - OPCx10, Liver Powerx20, Cell Powerx20, and O2 Cell Powerx20. Products of $7,000 for only $4,560.

Skin-care and Price per Bottle/Package

•	Revitalizing Toner(2 btls) - $160.00
•	Regenerative Cream - $160.00
Skin Barrier Therapy Lotion - $120.00

The Company is committed to building its brand name and DSA and customer loyalty by selling premium quality, innovative nutritional supplements that appeal to broad markets.  The Company's philosophy is to combine the best of science and nature and to include in each of its products the highest quality ingredients with the greatest amount of benefit to the consumer.   The Company is committed to providing quality products that can be sold at attractive retail prices and allow the Company to maintain reasonable profit margins.  New products are identified, suggestions from our distributors, and from industry and market research conducted by management on an ongoing basis to determine strong market interest for a new product.  The Company believes that timely and strategic product introductions are critical to maintaining the growth of independent distribution channels.  Currently, however, no new products are under development.

Return and Refund Policy

All products ordered and not processed/packed in our ordering system can be cancelled (via E-mail) for a full refund (including shipping). Once we receive orders we will ship products within five business days. Orders already shipped out cannot be cancelled in mid-transit. We cannot recall items already shipped out of our warehouse. All orders that are undeliverable or returned (due to incorrect address or similar reason) will be 100% refunded. Customers can return products to us within 30 days and will get 100% refund.   The Company has a nearly zero return rate, and accordingly, does not maintain a sales return reserve.

Sourcing and Production

In order to maintain high product quality, we acquire our ingredients and contract production of our proprietary products from suppliers and manufacturers that we believe are reliable, reputable and deliver high quality materials and service. In 2010, one supplier, SUSS Technology, accounted for approximately 70% of our purchases.  The loss of this supplier could result in a loss of sales and revenues.

The Company does not have a written or contractual agreement with any SUSS Technology or any of our four other suppliers, or with any of our secondary or tertiary suppliers, suppliers who supply our primary and secondary suppliers, respectively. Our product sourcing and other manufacturing requirements are conducted on a purchase-order basis.  If one or more of our current suppliers stopped selling us ingredients and manufacturing our products, we would be forced to find other suppliers or re-allocate our manufacturing requirements among our existing suppliers.  The time needed to find other suppliers or re-allocate our manufacturing requirements could outlast the inventory on hand and result in loss of sales.

We maintain a good relationship with our suppliers and do not anticipate that any of our suppliers will terminate the relationship in the near term. We also have ongoing relationships with secondary and tertiary suppliers. In the event we become unable to source any products or ingredients from our major suppliers, we believe that we would be able to produce or replace those products or substitute ingredients from our secondary and tertiary suppliers without great difficulty or significant increases to our cost of goods sold.

Members may obtain support from the Company to assist in their marketing efforts.  The Company teaches members how to use the website to place purchase orders.  However, education is not provided on a regular basis.

Order Backlog

We have no current order backlog.

Industry Analysis

Direct Selling Industry

Direct Selling is the sale of a consumer product or service, person-to-person, away from a fixed retail location.  Independent salespeople market these products and services to customers.  Depending on the company, the sales people may be called distributors, representatives, consultants or various other titles.  Products are sold primarily through in-home product demonstrations, parties and one-on-one selling.

Nutritional Industry Overview

The nutrition industry includes many small- and medium sized companies that manufacture and distribute products generally intended to enhance the body’s performance and wellness.  The four major product categories within the nutrition industry are:

▪	Nutritional Supplements – products such as vitamins, minerals, nutritional supplements, herbs and botanicals and compounds derived from these substances.
▪	Natural and Organic Foods – products such as cereals, milk, non-diary beverages and frozen entrees.
▪	Functional Foods – products with added ingredients or fortification specifically for health or performance purposes.
▪	Skin-care – products combining nutrition with skin care.

Nutritional products are distributed through six major sales channels.  Each channel has changed in recent years primarily due to advances in technology and communications resulting in improved product distribution and faster dissemination of information.  The major sales channels are as follows:

▪	Network marketing.
▪	Mass-market retailers, including mass merchandisers, drug stores, supermarkets and discount stores.
▪	Natural health food retailers.

▪	Mail order.
▪	Practitioners
▪	The Internet.

The nutritional supplement market is characterized by:

▪	Large selections of essentially similar products that are difficult to differentiate.
▪	Retail consumer’s emphasis on value pricing.
▪	Constantly changing formulations based on evolving scientific research.
▪
Low entry barriers resulting from low brand loyalty, rapid change, widely available manufacturing, low regulatory requirements and ready access to large distribution channels, such as the Internet and retail stores selling nutritional supplements and other direct marketing companies.

▪	A lack of uniform standards regarding product ingredient sources, potency, purity, absorption rate and form.

As indicated by the above information, we believe that the Nutritional Supplements Industry coupled with the Direct Sales Industry offers an opportunity for a potentially profitable venture.  The following sections outline the strategies that will be implemented to attain these profits.

Marketing Plan

The Company is a direct sales company, which presently distributes its products through a network marketing system. Our products are sold via our Internet website.  Although we sell our products to the general public, in order to obtain the membership discounts and receive a bonus, a consumer must become a member in order to purchase our products.   As part of the enrollment, we charge a one-time enrollment fee ranging from $208 to $4558 based upon the amount and type of products in the initial order. Upon joining our company, a new member receives a unique member ID.   This new member can then login to our website and to pay for their initial membership product package.  Upon receiving payment, our fulfillment team will start processing this order.  Delivery options include mail and pickup at our local offices.  Our company currently has three local offices in Asia.

A consumer becomes a member by completing an application under the sponsorship of an existing member.  The new member then becomes part of the sponsoring member’s “down-line” sales organization.    By referring new members to purchase our products, the existing member is rewarded by our bonus plan system.   The new down-line member may also sponsor new members, creating an additional level in their network, but also forming a part of the same down-line as the original sponsoring member.   For example, a certain percentage of the total purchase price is paid, as a bonus, to the sponsoring member as well as this sponsoring member’s original sponsor when the sponsoring member refers a new member to purchase products.  This reward system continues for each additional member.

The bonus for members will be credited to a member’s reward card.  Currently we require our member to sign up for a Global Cash Card, which is issued by a third party vendor that specializes in payment solutions, which we use as our reward card.  Using a Global Cash Card, members can withdraw their rewards at most ATMs located worldwide.  Alternatively, members can also request to have the bonus deposited at their banks via wire transfer.

The Company’s policies and procedures prohibit the DSA from cross-recruiting (trying to recruit their downline sales organization into another program), competing in other programs with competing products, from maintaining simultaneous interests (maintaining multiple centers) and benefiting from them at the detriment of the Company. The DSA must comply with all tax and legal requirements. The DSA cannot change enrollers and take recruits or downlines from other member’s DSA’s The Company maintains the integrity of the DSA’s organization and the calculation of the DSA’s compensation. The Company strives to maintain appropriate inventory levels to supply the members and its organization with products when ordered.

The Company presently has 4,258 DSA’s active in the US and foreign countries. There were 4121 active members as of May 31, 2011, 4258 as of January 28, 2011, 2419 as of January 1, 2009, and 813 as of January 1, 2008.

Members are required to purchase at least 100 BV products ($130 value or more) to keep their memberships active every year.

The following chart sets forth the percentage of sales by country for 2009 and 2010:

	2010	2009
China	45.2%	32.4%
Singapore	30.6%	28.4%
Canada	8.1%	15.6%
United States	5.8%	7.9%
Malaysia	4.5%	4.6%
Taiwan	2.9%	4.5%
Hong Kong	2.4%	2.7%
Others	0.5%	1.9%

The Company's network marketing program differs from many other network-marketing programs in several respects. First, the Company's compensation plan allows Company DSA’s to develop an international network of downline DSA’s. Second, the Company's order and fulfillment systems eliminate the need for DSA’s to carry significant levels of inventory. Third, the Company's compensation plan is financially rewarding.

Growth Strategies

The Company realizes the importance of attracting and retaining members and their customers in order to realize continued growth and profitability.  The Company places great emphasis on assisting new members in building their business.  This assistance is through exceptional customer service, timely shipment of products, and timely payment of commission payments.

The Company has recently added several new product lines to further capture the spending dollars in its distributor base. For example, Longevity was added to our product line in January 2011.

The Company is continuing its growth internationally, specifically paying attention to the Asia whose sales continue to increase on a consistent basis. Customers can purchase and pickup products at any of our offices, so each office has small amount of product in stock. If customers choose to receive products by mail, we will ship them from U.S.

In Asia, we currently sell products shipped from the Hong Kong and Singapore offices to DSA’s located in China, Hong Kong, Taiwan, Vietnam, Thailand, and Singapore..

For the twelve months ended December 31, 1010, approximately 95% came from international sales outside the United States. The percentage of total sales for the twelve months ended December 31, 2010 from distributors located in the following countries is:

		Jan 1, 2010
		to December 31, 2010
China	%	45.2%
Singapore	%	30.6%
Canada	%	8.1%
United States	%	5.8%
Malaysia	%	4.5%
Taiwan	%	2.9%
Hong Kong	%	2.4%
Other	%	0.5%

The number of total and active distributors in each U.S. state and country is as follows:

STATE	TOTAL DISTRIBUTORS	TOTAL ACTIVE DISTRIBUTORS
Arizona	3	1
California	41	30
Colorado	3	0
Connecticut	2	4
Delaware	1	1
Florida	4	3
Georgia	4	0
Hawaii	32	49
Illinois	2	2
Indiana	0	2
Kentucky	2	0
Louisiana	2	2
Maine	1	0
Maryland	12	9
Massachusetts	1	0
Michigan	2	0
Minnesota	0	1
Nebraska	1	0
Nevada	10	1
New Jersey	17	31
New York	188	217
North Carolina	22	6
Northern Mariana Islands	1	0
Ohio	2	4
Pennsylvania	39	28
Tennessee	1	0
Texas	9	10
Utah	0	7
Virginia	3	4
Washington	2	1

COUNTRY	TOTAL DISTRIBUTORS	TOTAL ACTIVE DISTRIBUTORS
Australia	31	25
Brasil	2	0
Cambodia	0	1
Canada	345	404
China	676	1641
England	0	1
France	1	0
Hong Kong	131	142
Macau	0	5
Malaysia	199	216
Singapore	523	1184
Taiwan	182	37
Thailand	7	2
United Kingdom	2	7
United States	394	382
Venezuela	0	2
Vietnam	0	2

Competition

The market for nutritional products is large and intensely competitive. The Company competes directly with companies that manufacture and market nutritional products. The Company competes with other companies in the nutritional products industry by emphasizing the uniqueness, value and premium quality of the Company's products and convenience of the Company's distribution system. Many of the Company's competitors have much greater name recognition and financial resources than the Company. In addition, nutritional products can be purchased in a wide variety of channels of distribution. While the Company believes that consumers appreciate the convenience of ordering products from home through a sales person, or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. The Company's product offerings are also relatively small compared to the wide variety of products offered by many other nutritional product companies

The Company also competes with other direct selling organizations, some of which have a longer operating history and higher visibility, name recognition, and financial resources. The leading network marketing company in the Company's existing markets is Amway Corporation and its affiliates. The Company competes for new DSA’s on the strength of its multiple business opportunities, product offerings, compensation plan, and management strength. Management envisions the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years.

Intellectual Property

We have no registered or patented intellectual property. We have common law ownership rights for the formulations for five of our six non-cosmetic products.  We do not have registered trademarks, trade names or other governmentally approved intellectual property rights for those products.  The three types of cosmetics products have formulation patents owned by our supplier of these products, Genepharm Inc.  Calcium-T™ .  Genepharm manufactures these products and packs them with E-World USA designed packaging under an oral agreement with us. The formulation of O2 Cell Power product is owned by Global Power Plus, Inc.  Global Power Plus manufactures this product and packs it with E-World USA designed packaging under an oral agreement with us. We are authorized by these suppliers under oral agreements to sell these products worldwide under our brand name without infringing any rights of Genepharm or Global Power Plus Inc.

Research and Development

We are not currently conducting any research and development activities.

Government Regulation

The Company is subject to various federal, state, local and foreign regulations. Various governmental agencies have an impact on our business. The regulations cover product ingredients, manufacture, distribution, marketing, sales, compensation and taxation, to name a few. If the Company were to fail to meet standards set by these regulations, then the Company could be prohibited from selling its products.  A general description of the regulations is set forth below followed by descriptions of laws in China, Singapore and Canada as provided by counsel.

Our entire sales and distribution channel is based substantially upon our network marketing program. We are subject to various regulations from federal, state and foreign agencies.   While we believe that we have complied with regulations and have set up our programs within the guidelines, we are at risk that in one or more areas our marketing system might not be compliant with local regulations. If we were not able to bring into compliance our network marketing program, it could have a material adverse financial effect on our sales in that market.

As nutritional supplements, our products are also subject to government regulation.  If one or more of the ingredients of our products become subject to regulatory action, then the Company suffers the risk of having to re-formulate its product, if allowed, in order to put it on the market. The cost of this process may be substantial. The future acceptance of the re-formulated product by its distributors cannot be assured.

Sales of our products in foreign jurisdictions represented approximately 94.2% of our net revenues for the year ended December 31, 2010.  We are subject to the risks of foreign currency exchange, currency restrictions and payments methods to our foreign distributors. The Company may suffer losses as the dollar loses value against foreign currencies between the recording date and the payment date or as foreign currencies lose their value against the dollar. Also, many product ingredients are obtained abroad, so a decline in the dollar makes those ingredients more expensive. All of our products are manufactured and purchased in the United States and shipped to foreign locations for distribution or directly to distributors in foreign countries.

Our products are subject to the import and Customs regulations of the foreign jurisdictions in which we do business.  If countries in which we conduct business were to change import regulations and did not allow our product to enter the country, we could suffer significant financial losses by losing our distributors and sales in the country.

The payment of earned commissions and incentives to our foreign distributors is subject to various banking and disbursement regulations of the foreign jurisdictions. If we are unable to find suitable payment arrangements for our distributors, we could suffer an eroding distributor base in foreign countries. The Patriot Act limits the alternatives and the ability of sending mass payments from the United States to individuals and businesses in foreign lands. The Company to date has a bank account in the U.S. and in Hong Kong. The lack of a significant local presence places a greater challenge in making timely payments to our independent representatives. The Company has utilized several methods of payment and currently utilizes a payment card option that is in compliance with all existing U.S. and foreign banking and currency regulations.

In China, direct selling is subject to certain strict restrictions.  There are clear provisions about products for direct selling, enterprises involved in direct selling, and direct sales persons respectively under Articles 2,3 and 4 of the Regulations for the Administration of Direct Selling.  To carry out direct selling in the territory of China, an enterprise shall be established in China and must apply for a particular business license in accordance with relevant regulations.  Because E-World has neither established any entities in China nor applied for a business license with the PRC administrative authority, E-World’s sales mode shall not be classified as direct selling as specified by the Regulation for the Administration of Direct Selling.

Pursuant to the regulations issued by China customs, health food can be posted from overseas into mainland China with a certain limit of reasonable quantity for self-use only.   In this regard, E-World has not violated any PRC laws and regulations by selling health food to mainland China over the Internet.  However, PRC laws and regulations do prohibit any use of the Internet to conduct such activities as spreading heretical beliefs, ganging up, superstition and hooliganism, which seriously deviate from the requirements of building of spiritual civilization and affect social stability in China, or otherwise such as to gain exorbitant profits, evade taxes, seriously harm the interests of consumers and interfere with the normal economic order.  The Company must strictly prohibit the aforementioned illegal acts, and it is obligated to inform Chinese consumers of any of those activities.

In Singapore, multi-level marketing is governed by Singapore’s Multi-Level Marketing & Pyramid Selling (Prohibition) Act (Chapter 190).  Multi-level marketing schemes or arrangements or a pyramid selling scheme or arrangement (hereinafter referred to as “MLM activities”) is prohibited save for those MLM activities which are excluded under the Multi-Level Marketing & Pyramid Selling (Excluded Schemes and Arrangements) Order 2000.  The following categories of MLM activities are exempted:

. . . (2)  Master franchise schemes and direct selling schemes that satisfy the following salient conditions:

      (a)  a person participating shall not be required to provide any benefit or acquire any commodity in order to participate in the scheme or arrangement;

      (b)  the benefit received by any promoter or participant is as a result of the sale, lease, license or other distribution of a commodity and not as a result of the introduction or recruitment of additional participants;

      (c)  the promoter of the scheme shall not knowingly make false or misleading representations or omissions relating to the scheme or the commodity;

      (d)  the promoter shall not make any representations on the benefits other than those allowed;

       (e)  there should be a clearly stated full-refund or buy-back guarantee within 60 days that is exercisable by every participant on reasonable commercial terms.

In Canada and in the province of Ontario, a multi-level marketing program similar to the one offered by the Company is permitted if it includes a down-line sales organization with bonuses paid from the total purchase price of product to the sponsoring member and to the sponsoring member’s original sponsor when the sponsoring member refers a new member to purchase products.

See the Risk Factors section of this prospectus for a discussion relevant government regulation and the legal uncertainties related to our business activities.

Employees

We have the following employees:

•	Full time: 9

o	Operations – 5
o	Administrative – 1
o	Management – 1
o	Sales – 2

•	Part time: 6

o	Administrative – 6

We have no collective bargaining agreement with our employees. We consider our relationship with our employees to be excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

We provide nutritional supplements, which are sold to a network of independent business consultants or direct sales agents (“DSA”). We are included in the direct sales, network marketing or multi-level marketing industry. Sales of our products are dependent upon the activity of the DSA in purchasing the products and in recruiting new DSAs. We provide an incentive to the DSA in the form of a commission or bonus based upon the level of purchases and recruiting that have occurred during the month. We do not "hire" any DSAs, as they are all independent contractors and not employees who work under our control.  Therefore, we are not always aware if the DSA has ceased working the business, stops ordering products or has joined another company. The DSA is not required to resign. We are always impacted by the fluctuations in the DSA membership base.

We believe that our Business to Customer business is robust and that consumers have become more confident in ordering products, like ours, over the internet. However, the nutritional supplement and skin care product e-business markets have and continue to become increasingly competitive and are rapidly evolving.

The skin care products are bought from another company which developed the products.  The sales of the skin care products are through the same method of nutritional supplements.

Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost. Many competitors in this area have greater financial, technical and marketing resources than we do. Continued advancement in technology and increasing access to that technology is paving the way for growth in direct marketing. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have. Notwithstanding the foregoing, we believe that we are well-positioned within the Asian consumer market with our current plan of supplying American merchandise brands to consumers and that our exposure to both the Asian and American cultures gives us a competitive advantage. There can be no assurance that we will maintain our competitive edge or that we will continue to provide only American made merchandise.

Our products are sensitive to business and personal discretionary spending levels and tend to decline or grow more slowly during economic downturns, including downturns in any of our major markets. The current worldwide recession is expected to adversely affect our sales and liquidity for the foreseeable future. Although we have mitigated decreases in sales by lowering our levels of inventory to preserve cash on hand, we do not know when the recession will subside and when consumer spending will increase from its current depressed levels. Even if consumer spending increases, we are not sure when consumer spending will increase for our products which will affect our liquidity.

The global economy is currently undergoing a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This has led, and could further lead, to reduced consumer spending, and which may include spending on nutritional and beauty products and other discretionary items, such as our products. In addition, reduced consumer spending may force us and our competitors to lower prices. These conditions may adversely affect our revenues and profits.

Results of Operations

Comparison of the fiscal years ended December 31, 2010 and 2009

Total revenue decreased by $2.1million or 42% from $5.0 million in 2009 to $2.9 million in 2010.  The main reason for the decrease was due to our network of members/distributor’s pessimistic sales outlook in 2010 that resulted from the global economic down turn. Our products are sold through a network of members/distributors. Any reduced sales effort or member recruiting efforts would negatively impact our sales revenue. The impact of economic downturn is estimated to be approximately $1.4 million of the sales decrease.  The other part of the decrease was due to the fact that in 2009 the company had a successful one-time and limited time only two-for-one sales of its Cell Power product. The sales increased 2009’s sales by approximately $1.2 million.  In addition to the two for one price concession on Cell Power, the Company also offered Type B Warrants to members who participated in the sales promotion. The Type B Warrants entitle the holders to convert the warrants to the Company’s common stock at no additional cost if and when the Company goes public. No value was assigned to Type B warrants. Total sales commitment generated by this two-for-one sale accounted close to $4 million in 2009, of which $1.2 million was shipped and recognized in 2009, $0.5 shipped and recognized in 2010. The remaining $2.2 was recorded as deferred sales at December 31, 2010, and will be recognized as revenue when products are shipped. In 2010 there was no such sales promotion conducted.

Service revenue decreased by approximately $334,000 or 60% from approximately $556,000 in 2009 to $222,000 in 2010.  The service revenue consists of shipping fees collected and network service fees charged for activating membership.  The decrease of service fee was due to high volume of membership activation and shipping incurred from the special promotion in 2009.  The decrease was also due to economic downturn.  The decrease of sales and new members’ activation reduced service revenue.

The cost of sales decreased by $485,000 or 45% from $1.1 million in 2009 to $0.6 million in 2010 due to the 41% decrease in sales. Gross margin decreased from $3.8 million in 2009 to $2.3 million in 2010. The gross margin % as sales was 79% in 2010 and 78% in 2009. The lower gross margin % was mainly due to the two-for-one sales.

Selling expenses decreased from $3.6 million in 2009 to $2.2 million. The decrease of $1,457,000 or 40% was mainly due to decrease in bonus expense by $1,300,000 or 42%) which was resulted from decreased sales.  There was also decrease of other selling expenses of $129,000 or 4%.  In 2010 the Company increased research in new markets, potential sales channels and member recruiting efforts in new market territories in Canada, Northeast, Southwest, and East Coast regions in China.

General and administrative expenses increased by $756,000 or 33% from $2.3 million in 2009 to $3.0 million in 2010. The main increase was due to increased office expenses for the Hong Kong office and Canada seminars and recruiting. During 2010 and 2009 we maintained the similar size staff and other administrative expenses.

In 2009 we invested $5.5 million in two investees and incurred investment losses $5.5 million. The decision to invest $1.2 million in a telecommunication venture was premature.  We recorded a loss in investment in 2009. The investment of $4.4 million in an internet communication device company was reserved due to the estimated fair value of the investee’s cash flows in the near future. We recorded an impairment expense of $Nil, and $6.2 million in 2010 and 2009, respectively.

In 2009 we also discontinued the operation of our travel agency, New World. The decision to discontinue was made due to the lower than expected operating result and the Company’s policy to stay in the businesses we are the most expertise in. We incurred an aggregated loss of $338,000 in this discontinued operation – a loss on disposition of auto equipment of $453,000, after net of the profit from the operation of $115,000.

We have provided 100% valuation allowance for the deferred tax benefit for the whole Company.

Liquidity and Capital Resources

As of December 31, 2010, we had cash balance of $132,000 as compared to $1.7 million at December 31, 2009.  Inventory decreased by 30% to $640,000 from $916,000 at December 31, 2010.  We did make pre-payment towards the skin care products in September of 2009 which were received in 2010 and pre-payment made for our new product Logevity prior to December 31, 2010 by borrowing from major shareholder and CEO.  Refundable income taxes increased by $250,000 from $59,000 in 2009 to 309,000 in 2010 as we made estimated income tax payments in 2010 toward 2009 based on unadjusted net income. Once we amend the tax returns based on the adjusted operating result we will claim the refunds.  Total assets decreased from $4.2 million at December 31, 2009 to $1.4 million at December 31, 2010. The net decreases were directly resulted from our decreased sales in 2010, negative operating results in both 2010 and 2009, and major investment losses in 2009.

Our liabilities at December 31, 2010 of $11.3 million – all current – decreased slightly (by 1%) from that of December 21, 2009 $11.4 million due to decrease in accounts payable and accrued expenses. Deferred revenue - remained relatively comparable between years as most of our members choose not to redeem their Type A warrants and opted for converting Type A warrants to common stocks when we go public.

Our current ratios had worsened from 1:2.8 in 2009 to 1:9 in 2010. If all of members decided to redeemed their Type A warrants, we will be insolvent.
Our auditor has indicated that there is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management is trying the following to alleviate the going concern:

•	To increase marketing efforts in new sales territories to generate sales revenues
•	To secure various financing resources, including but not limiting to borrowing from major shareholders, raise funds through future public offering.
•	To promote new products. At the beginning 2011 the Company pushes out new product Longevity, a high-end supplement product to aid at prolonging life expectancy.

In 2010 cash used in operating activities amounted to $2.7 million as compared to $5.4 million cash generated in operating in 2009.  We did not have any investing activities in 2010. In 2009 we made investment of $5.5 million in 2009 and incurred a total loss, which was offset by proceeds of $410,000 from the disposition of assets.  In 2009 we sold common stock for $3.1 million and repaid debts of $1.5 million. In 2010 we borrowed from the major shareholder in aggregate amount of $906,000 due to shortfall of cash flow from operations. We had not made other financial arrangement other than borrowing from the major shareholder.

Other than operating expenses the company does not have significant cash commitment. Future cash requirement includes cash needed payroll, payroll taxes, rent, and other operating expenses which amounts to approximately $380,000 per month. The Company also has on-going warrant redemption of $31,150 for the first 6 months in 2011. The Company has been actively looking for opportunities to increase sales. As of the date of the filing, the Company has secured a contract of minimum sales agreement of $50,000 per month from a distributor.

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. All sales are generated from U.S. and substantially all sales proceeds are settled in U.S. dollars.  Beside certain operation expenses incurred for its international sales offices the Company does not have significant foreign currency exposure.

Critical Accounting Policies

Revenue Recognition

The Company's revenue recognition policy is in accordance with the requirements of Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, ("SAB 104"),ASC Topic 605, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products) ASC Topic 605 and other applicable revenue recognition guidance and interpretations. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Sales are recognized on a net sales basis, net of and amounts billed for freight and handling costs. Freight and handling costs paid by the Company are included in selling, general and administrative expenses. The Company generally receives the net sales price in cash or through credit card payments by the point of sale. When the Company has sales events whereby the sales are non-returnable or non-refundable, the revenue is recognized when products are shipped, or in the event customers choose to delay shipment, when sales invoice is generated.

Product returns are allowed for unopened product purchased under regular sales terms within 30 days. Allowances for product returns are provided at the time the sale is recorded using historic return rates for each country and the relevant return pattern. Historically the Company has very low to none return rate. Hence allowance is estimated at zero dollars.

Member fee revenue is recognized when membership is activated as it is not refundable.

Long-Lived Assets

In accordance with ASC Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed periodically for impairment, based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of an impairment loss is based on the estimated fair value of the asset. In 2009, the Company recorded a loss in investment in the amount of $6,156,520.

Fair Value of Financial Instruments

ASC Topic 825 requires that the Company discloses estimated fair values of financial instruments. The Company has estimated the fair value of its financial instruments using the following methods and assumptions:

•	The current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short-term maturity of these instruments
•	The carrying value of the Type A and B Warrants were deemed as having no the fair value based on the Company’s current net equity.

Fair Value Measurements

Effective April 1, 2008, the Company adopted ASC Topic 820 which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. ASC Topic 820 does not require any new fair value measurements, but rather eliminates inconsistencies in guidance found in various other accounting pronouncements. The adoption of ASC Topic 820 did not have a material effect on the Company's financial condition or operating results.

Deferred Revenue and Type A Warrants

The Company offers Type A Warrants to its members as optional member entry fee package.  The holders of the Type A warrants have three options:

•	Exchange the Warrant at face value for additional products
•	Cancel their membership and request a refund at face value less 50%.
•
Exchange the Warrant for a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.  No additional consideration for the shares is required upon exchange.

At December 31, 2010 the conversion feature of Warrant A was determined to be zero based on the Company’s net equity. As such, the whole amount of consideration less the related issuance cost was recorded as deferred revenue as members would more likely to choose to exchange Warrant A for additional products.

Stock Issued as Sales Incentives – Type B Warrants

The Company accounts for equity instruments issued in exchange for the receipts of goods or service from other than employees in accordance with Accounting Standards Codification or "ASC" Topic 718 and the conclusions reached by ASC Topic 505. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of performance commitment or completion of performance by the provider of goods or service as defined by ASC Topic 505.

In 2009 and 2010 the Company issued total 2,491,108 shares of Type B warrants as sales incentives to members. Type B warrants entitle the holder to receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant. No additional consideration for the shares of common stock is required upon exercise. Type B Warrants are not exercisable for products nor redeemable for cash.  The aggregate amount of shares of common stock which can be acquired upon exercise of all issued and outstanding Type B Warrant B is 2,491,108.

The fair value of Type B warrants were determined by comparable sales of our common stock to members.  Therefore, the type B Warrants issued in 2010 and 2009 was valued at $285,849 and $1,197,013, respectively.

Inventory

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. Inventory consists of high tech nutritional and skin-care products. Management reviews inventory on hand for estimated obsolescence or unmarketable items, as compared to future demand requirements and the shelf life of the various products. Based on the review, the Company records inventory write-downs when costs exceed expected net realizable value. As of December 31, 2010, the Company provided reserve for obsolete inventory at $150,000.

Property and Equipment

Property and equipment are stated at cost. Upon disposition, the cost and related accumulated depreciation or amortization is removed from the books, and any resulting gain or loss is included in operations. The Company provides for depreciation and amortization using straight-line methods over the estimated useful lives of various classes as follow:

Computer and software	3 to 5 years
Furniture and fixtures	5 to 10 years
Vehicles	5 to 7 years
Leasehold improvement	over expected lease term

Repair and maintenance is charged to operations when incurred while betterments and renewals are capitalized.

Income Taxes

The Company utilizes ASC Topic 740, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of ASC Topic 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures

Earnings Per Share

Basic earnings per share represents net income for the period common shares were outstanding, divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share represents net income divided by the weighted average number of common shares outstanding, inclusive of the effect of dilutive securities such as outstanding stock options, stock appreciation rights, stock units and warrants.

Off-Balance Sheet Arrangements

The Company rents office, warehouse spaces for its main corporate office under non-cancellable lease agreement. It also rents sales offices overseas either under multiple-year lease agreement or on a month-to-month basis.  The aggregate lease commitment is as follows:

2011	$81,467
2012	52,978
2013	18,000
Total	$152,445

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s consolidated results of operations, financial position or cash flow.

DESCRIPTION OF PROPERTY

We rent the following properties:

U.S. Offices and warehouses

•	Address/Size:
9550 Flair Dr, #211, El Monte, CA 91731  ( 1000 sqft)
9550 Flair Dr, #308,  El Monte, CA 91731  ( 6000 sqft)
9550 Flair Dr.  #407, El Monte, CA 91731  ( 2000 sqft)
•	Name of Landlord: Mark Diamond
•	Term of Lease: #211 expires in Feb 2012, #407 is month to month, #308 is Jan 2014
•	Monthly Rental: #211-$800, #308-$6800, #407-2500

Foreign Offices and warehouses

•	Address/Size:
No. 200 Jalan Sultan #03-22, Textile Centre, Singapore 199018  ( 3000 sqft)
•	Name of Landlord: Chan Kim Heng
•	Term of Lease: Till June, 2013
•	Monthly Rental: USD $3,000

•	Address/Size:
Unit 1104, 11/F, 9 Chong Yip Street, Kwun Tong, Kowloon, Hong Kong (1381 sqft)
•	Name of Landlord: Clifton Properties Limited and Kingsword Limited.
•	Term of Lease: Till July 2012
•	Monthly Rental: $2700 USD approx

•	Address/Size:
701, No.5, Tongjianlou First Alley, Guankengbei Village Committee, Shangshuijing, Buji Town, Shenzhen, Guangdong Province, China  ( 1000 sqft)
•	Name of Landlord: JU LAN ZEN
•	Term of Lease: N/A
•	Monthly Rental: Free

The aggregate future lease commitment is as follows:

2011	$45,529
2012	16,978

Total	$62,507

In addition, we are currently looking for approximately 10,000 square feet of warehouse space near our headquarters.

We do not intend to renovate, improve, or develop properties.  We are not subject to competitive conditions for property .  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Upon formation, we issued 45,987,483 shares to our founder, officer and Director, Mr Wang as of February 7, 2009, 2011.  We valued these shares at par value of $.001 for aggregate consideration of $45,987.48.

Upon formation, our predecessor issued 84,002,517 shares of common stock to Mr.  Wang, its founder as of January 5, 2007.  We valued these shares, which were no par value shares, at $.0002 per share based upon aggregate consideration cash of $9,100 paid upon formation.

From time to time Mr.  Wang either receives cash proceeds from product or warranty sales from the Company’s members on behalf of the Company, or makes purchases out of his personal bank account on behalf of the Company.  Such business transactions would be recorded as due to or from shareholder. As of December 31, 2010, the net balance due to shareholder amounted to $156,987. Such balance which was pursuant to an oral agreement, which did not bear interest, was expected to be repaid on demand, and was recorded as either current asset or liability.

In 2009, amount loaned to him was $1,837,975 and the amount paid by him is $1,089,209.  In 2010, amount loaned to him was $435,715 and the amount paid by him is $1,341,470.  So the net loan owed to him is $156,989.  We and Mr.  Wang have agreed to discontinue this practice.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stock shares," as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

☐
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

☐	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
☐
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

☐
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practices and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our common stock under Rule 144.

There are 8,497,804 shares of our common stock held by non-affiliates and 130,000,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.  In addition, non-affiliates own Warrants convertible into 26,658,396 shares of common stock.

All except 2,831,480 of our shares held by non-affiliates or which can be held upon exercise of the Warrants by non-affiliates are currently eligible for resale as they are either being registered in this offering or may be resold under Rule 144 however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 309 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2011, including a Form 10-K for the year ended December 31, 2011, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2011, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2011.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2011, we will continue as a reporting company not subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2010 and December 31, 2009 compensation awarded or paid to, or earned by, the Company’s sole executive officer.

Name and principal position	Year	Salary	Bonus	Stock Awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
		$	$	$	$	$	$	$	$
	(a)

Ding Hua Wang,	2010	360,000	0	0	0	0	0	0	360,000
President and CEO	2009	360,000	0	0	0	0	0	0	360,000

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2010
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ding Hua Wang	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Board of Directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board of Directors.

As of the date of this prospectus, we have no compensatory plan or arrangement with respect to any officer that results or will result in the payment of compensation in any form from the resignation, retirement or any other termination of employment of such officer’s employment with our company, from a change in control of our company or a change in such officer’s responsibilities following a change in control.

Director Compensation

Director Compensation for 2010

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Ding Hua Wang	0	0	0	0	0	0	0
Xun Zhang	0	0	0	0	0	0	0
Pooi Lam Shun	0	0	0	0	0	0	0

We reimburse our directors for expenses incurred in connection with attending board meetings.

We have no other formal plan for compensating our directors for their service in their capacity as directors.

Employment Agreements

We have no written or oral agreement or understanding with Mr. Wang concerning his compensation in 2011 or thereafter.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
E-World USA Holding, Inc.
El Monte, California

We have audited the consolidated balance sheets of E-World USA Holding, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 to the financial statements, the December 31, 2010 and 2009 financial statements have been restated to correct accounting errors.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-World USA Holding, Inc. and its subsidiary as of December 31, 2010 and 2009, and the results of their expenses and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered losses from operations and has a working capital deficit, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

MALONE BAILEY, LLP
www.malonebailey.com
Houston, Texas

April 11, 2011, except for Note 12, which is November 9, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 Amendment No. 1 of our report dated April 11, 2011, except for Note 12, which is November 9, 2011 with respect to the audited consolidated financial statements of E-World USA Holding, Inc. for the years ended December 31, 2010 and December 31, 2009.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

November 9, 2011

E-WORLD USA HOLDING, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2010 and 2009
(Restated)

	2010	2009
ASSETS
Current assets:
Cash and cash equivalent	132,494	1,703,361
Inventory, net	640,304	916,035
Prepaid deposits on inventory purchases	157,193	220,000
Refundable income taxes	309,070	59,454
Due from shareholder	-	1,167,966

Total current assets	1,239,061	4,066,816
Property and equipment, net	116,118	170,557
Deposits and other assets	23,305	3,800

Total Assets	1,378,484	4,241,173

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	8,887,041	8,525,860
Deferred revenue	2,333,759	2,839,895
Due to shareholder	37,787	-
Total current liabilities	11,258,587	11,365,755

Total liabilities	11,258,587	11,365,755

Stockholders' deficit
Common stock, no par value, 90,000,000 shares authorized, 89,990,213 and 90,196,213 issued and outstanding, as of December 31, 2010 and 2009, respectively	4,436,710	4,253,861
Accumulated deficit	(14,316,813)	(11,378,443)

Total shareholders' deficit	(9,880,103)	(7,124,582)
Total liabilities and shareholders' deficit	1,378,484	4,241,173
The accompanying notes are an integral part of these financial statements

E-WORLD USA HOLDING, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the years ended December 31, 2010 and 2009
(Restated)

	2010	2009
Revenue
Product sales	2,724,174	4,377,710
Service revenue	221,964	556,225
Total revenues	2,946,138	4,933,935

Cost of sales, net	622,736	1,107,953

Gross profit	2,323,402	3,825,982

Operating expenses
Selling expenses	2,172,782	3,630,195
Depreciation expenses	54,438	54,438
General and administrative expenses	3,034,552	2,278,857
Impairment expenses	-	6,156,520
Total operating expenses	5,261,772	12,120,010

Loss from operations	(2,938,370)	(8,294,028)
Income tax	-	-

Loss from continuing operations	(2,938,370)	(8,294,028)

Discontinued operations
Loss on disposition of assets	-	453,223
Loss (Gain) on discontinued operation	-	(115,085)
Net loss from discontinued operation	-	338,138

Net loss	(2,938,370)	(8,632,166)

Net loss per common share – basic and diluted
- continuing operations	$(0.03)	$(0.10)
- discontinued operations	-	-

Weighted average number of common shares outstanding – basic and diluted	90,196,213	84,002,517

The accompanying notes are an integral part of these financial statements

E-WORLD USA HOLDING, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
(Restated)

	Common Stock		Type B Warrants
	Number of		Number of		Accumulated
	Shares	Amount	Shares	Amount	Deficit	Total
Balance, January 1, 2009	84,002,517	-	-	$-	(2,746,277)	(2,746,277)

Shares issued for cash	6,322,651	3,121,326			-	3,121,326
Shares cancelled and cash refunded	(128,955)	(64,478)				(64,478)
Warrant issuance	-	1,197,013	2,395,825	-	-	1,197,013
Net loss	-	-	-	-	(8,632,166)	(8,632,166)

Balance, December 31, 2009	90,196,213	4,253,861	2,395,825	-	(11,378,443)	(7,124,582)

Shares issued for cash	6,008	3,004			-	3,004
Shares cancelled and cash refunded	(212,008)	(106,004)				(106,004)
Warrant issuance	-	285,849	95,283	-	-	285,849
Net income	-	-	-	-	(2,938,370)	(2,938,370)

Balance, December 31, 2010	89,990,213	4,436,710	2,491,108	$-	(14,316,813)	(9,880,103)

The accompanying notes are an integral part of these financial statements

E-WORLD USA HOLDING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2010 and 2009
(Restated)

	2010	2009

Cash Flows from Operating Activities:
Net loss	(2,938,370)	(8,632,166)
Adjustments to reconcile net loss to net cash provided by (used In) operating activities:
Depreciation and amortization	54,438	54,438
Bonus expense	285,849	1,197,013
Impairment expense	-	6,156,520
Loss on disposal of property and equipment	-	453,223
Loss on discontinued operations	-	(115,085)
(Increase) decrease in assets:
Accounts receivable	-	626,334
Inventory	275,731	(703,130)
Prepaids and other current assets	62,807	(215,000)
Refundable income taxes	(249,616)	5,871
Deposits and other assets	(19,504)	-
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	361,181	8,162,187
Deferred revenue	(506,136)	(1,368,774)

Net Cash (Used in) Provided by Operating Activities	(2,673,620)	5,621,431

Cash Flows from Investing Activities:
Equity investments	-	(5,443,335)
Proceeds from disposition of property and equipment	-	482,561
Net Cash Used in Investing Activities	-	(4,960,774)

Cash Flows from Financing Activities:
Advances from shareholder	1,769,307	757,117
Payment to shareholder	(563,554)	(1,918,927)
Principal payments on debt	-	(1,072,331)
Sale of common stock	-	3,056,848
Repurchases of common stock sold	(103,000)

Net Cash Provided by Financing Activities	1,102,753	822,707

Net Increase (Decrease) in Cash	(1,570,867)	1,483,364

Cash, beginning of year	1,703,361	219,997

Cash, end of year	132,494	1,703,361

Supplemental Disclosure of cash flow information:
Cash paid during the year for:
Interest	-	77,093
Income taxes	-
The accompanying notes are an integral part of these financial statements

E-WORLD USA HOLDING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(RESTATED)
1. Organization

E-World USA Holding, Inc., a Nevada corporation was formed February 4, 2011. Its predecessor, E-World USA Holding Inc., was a California company incorporated in 2007.

E-World USA Holding, Inc., (both the Nevada and the succeeded California corporation and together with its subsidiary, (collectively, “our”, “we”, “E-World” or the “Company”) is an international network marketing company that sells nutritional supplement and personal care products through a network of over 4,000 members who are both independent distributors and customers who live in Singapore, Canada, and China. E-World maintains its offices and main warehouse in California, and has sales offices/warehouses in Hong Kong, Singapore, and China.

2. Going Concern

There is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management is trying to alleviate the going concern by:

•	increasing marketing efforts in existing sales territories and identifying new sales territories to generate sales revenues
•	securing various financing resources, including but not limiting to borrowing from major shareholders, raise funds through future public offering.
•	promoting new products.

3.  Summary of Significant Accounting Policies `

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of E-World USA Holding, Inc. and its wholly owned subsidiary New World Holding, Inc. (“New World”). New World was a travel agency, a California corporation, acquired by the Company in early 2009 and whose operations were terminated in late 2009. Since then New World has been inactive.

All significant intercompany transactions and accounts have been eliminated.
Foreign Currency

The Company’s reporting and functional currency is the U.S. dollar. Substantially all sales are settled in U.S. dollars.  Beside certain operation expenses incurred for its international sales offices the Company does not have significant foreign currency exposure.
Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents are comprised primarily of money market accounts and foreign and domestic bank accounts. To reduce its credit risk, the Company monitors the credit standing of the financial institutions that hold the Company’s cash and cash equivalents.

Inventory

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. Inventory consists of high tech nutritional and skin-care products. Management reviews inventory on hand for estimated obsolescence or unmarketable items, as compared to future demand requirements and the shelf life of the various products. Based on the review, the Company records inventory write-downs when costs exceed expected net realizable value. As of December 31, 2010 and 2009, the Company believes no reserve is needed.

Property and Equipment

Property and equipment are stated at cost. Upon disposition, the cost and related accumulated depreciation or amortization is removed from the books, and any resulting gain or loss is included in operations. The Company provides for depreciation and amortization using straight-line methods over the estimated useful lives of various classes as follow:

Computer and software	3 to 5 years
Furniture and fixtures	5 to 10 years
Vehicles	5 to 7 years
Leasehold improvement	over expected lease term

Repair and maintenance is charged to operations when incurred while betterments and renewals are capitalized.

Impairment of Long-Lived Assets

Long-lived assets are reviewed periodically for impairment, based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of an impairment loss is based on the estimated fair value of the asset. In 2009, the Company recorded a loss in investments of $6,156,520.

Fair Value of Financial Instruments

ASC Topic 825 requires that the Company discloses estimated fair values of financial instruments. The Company has estimated the fair value of its financial instruments using the following methods and assumptions:

•	The current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short-term maturity of these instruments
•	The carrying value of the Type A and B Warrants were deemed as having no fair value based on the Company’s current net equity.

Fair Value Measurements

Effective April 1, 2008, the Company adopted ASC Topic 820 which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. ASC Topic 820 does not require any new fair value measurements, but rather eliminates inconsistencies in guidance found in various other accounting pronouncements. The adoption of ASC Topic 820 did not have a material effect on the Company's consolidated financial condition or operating results.

Stock-based Compensation

The Company accounts for equity instruments issued in exchange for the receipts of goods or service from other than employees in accordance with Accounting Standards Codification Topic 718 and the conclusions reached by ASC Topic 505. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of performance commitment or completion of performance by the provider of goods or service as defined by ASC Topic 505.

Stock Issued as Sales Incentives – Type B Warrants

In 2009 and 2010 the Company issued certificates for ‘Type B warrants’ as sales incentives to members. Type B warrants issued entitle the holders to receive a total of 2,491,108 common shares upon a going public event in the U.S. as specified in the Warrant. No additional consideration for the shares of common stock is required upon exercise. Type B Warrants are not exercisable for products nor redeemable for cash.  The aggregate amount of common shares due from issuance of Type B Warrants is 2,491,108. Type B Warrant’s fair value was determined by comparable sales of our common stock to members.  Therefore, the type B Warrants issued in 2010 and 2009 was valued at $285,849 and $1,197,013, respectively.

	2010	2009
Type A Warrant, cash proceed received	11,777,088	11,265,461
Issuance cost paid with cash	(3,607,387)	(3,510,923)
Net Type A Warrant	8,169,701	7,754,538

Revenue Recognition

The Company recognizes revenue at the date of product shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Sales are recognized net of amounts billed for freight and handling costs. Freight and handling costs paid by the Company are included in selling, general and administrative expenses. The Company generally receives the net sales price in cash or through credit card payments by the point of sale. When the Company has sales events whereby the sales are non-returnable or non-refundable, the revenue is recognized when products are shipped. Our service revenue includes shipping and handling fees, member service for network setup service etc. The service revenue is recognized when service is performed.

Product returns are allowed for unopened product purchased under regular sales terms within 30 days. Allowances for product returns are provided at the time the sale is recorded using historic return rates for each country and the relevant return pattern. Historically the Company has a nearly zero return rate. Hence, the allowance is estimated at $0.

Member fee revenue is recognized when membership is activated as it is not refundable.

Sales segment information

	2010	2009

China	45.2%	32.4%
Singapore	30.6%	28.4%
Canada	8.1%	15.6%
Others	16.1%	23.6%

Bonus/Commission Expense

A Company member/ distributor may earn commissions based on retail sales volume of certain other members of the independent sales force who are sponsored by the member/ distributor. In addition, such commissions are recorded when the products are shipped and revenue is recognized. Commissions related to warrant or common stocks sales are expensed as incurred.

Operating Leases

The Company leases all of its physical properties under operating leases. Certain lease agreements generally include rent holidays and tenant improvement allowances. The Company recognizes rent holiday periods on a straight-line basis over the lease term beginning when the Company has the right to the leased space. The Company also records tenant improvement allowances and rent holidays as deferred rent liabilities and amortizes the deferred rent over the terms of the lease to rent.

Income Taxes

The Company utilizes ASC Topic 740, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

 The Company adopted the provisions of ASC Topic 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures

Basic and Diluted Earnings Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during each period. Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. For 2010 and 2009, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions, but several of its bank accounts exceed the federally insured limit from time to time.  At December 31, 2010, the cash balance of the Company consisted of $3,297 denominated in Canadian dollars, $20,506 in Hong Kong dollars, and $37,912 in Chinese RMB. Cash balance of $3,297 in Canada is insured by CDIC, $20,506 in Hong Kong is insured by Hong Kong Deposit Protection Board. The balance in China is not insured.

The Company requires pre-payments for its sales, which eliminated the exposure to credit risks arising from its customers/members.

During 2010, one supplier accounted for approximately 75% of product purchases. In 2009, four suppliers accounted for approximately 93% of product purchases.

New Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s consolidated results of operations, financial position or cash flow.

Note 4 – Discontinued Operation

            In August 2009, the Company discontinued its 100% owned  travel agency business segment operated under New World Holding, Inc., formerly Zhongbao Group USA, Inc. dba Landmark Express. By December 31, 2009, the Company sold their automobiles used in the travel business with a net book value of approximately $930,000 at a loss of $453,223. Debts related to disposed automobiles of $477,000 were paid off at the time of the sales. In addition, E-World wrote off the original purchase price of $600,000. Losses of $338,138 in 2009 from this discontinued operation are separately disclosed on our statement of operations.

Note 5 – Fair Value Measurements

ASC Topic 820 defines fair value, establishes a framework for measuring fair value and enhances disclosure requirements for fair value measurements. This statement does not require any new fair value measurements. ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, ASC Topic 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1— Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2— Include other inputs that are directly or indirectly observable in the marketplace.

Level 3— Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Assets and liabilities measured at fair value at December 31, 2009 are summarized below.

	Level 1	Level 2	Level 3
Accrued liabilities / Type A Warrants	$-	$7,754,538	$-

Assets and liabilities measured at fair value at December 31, 2010 are summarized below.

	Level 1	Level 2	Level 3
Accrued liabilities / Type A Warrants	$-	$8,169,701	$-
Since Type A Warrants can be converted to either cash or products of the Company, the Company recorded Type A warrants at their redeemable cash value. Type B Warrant can be converted to common stocks of the Company if and when the Company goes public. Since the event has not occurred, Type B Warrant’s fair value was determined by comparable sales of our common stock to members.  Therefore, the Type B Warrants issued in 2010 and 2009 was valued at $285,849 and $1,197,013, respectively.

As of December  31,  2010 and 2009, the  Company  did not have any  non-financial  assets  or liabilities  which were  required  to be  measured  at fair value on a  recurring basis.

Impairment and loss on investments
In 2009 we invested $5.5 million in two investees and incurred investment losses of $5.5 million. The decision to invest $1.2 million in a tele-communication venture was premature. We recorded a loss in investment in 2009. The investment of $4.4 million in an internet communication device company was reserved due to the estimated fair value of the investee’s cash flows in the near future. We recorded write-off of $620,000 investment in the discontinued operation of travel agency New World to impairment expenses in 2009.  We recorded an impairment expense of $0, and $6.2 million in 2010 and 2009, respectively.

In 2009 we also discontinued the operation of our travel agency New World. The decision to discontinue was made due to the lower than expected operating result and the Company’s policy to stay in the businesses we are the most expertise in. We incurred net loss of $338,138 in this discontinued operation in 2009 – a loss on disposition of auto equipment of $453,223, after net of the profit from the operation of $115,085.

6.   Inventory

Inventories consist primarily of finished goods available for resale and can be categorized as at:

	December 31,
	2010	2009
Nutrition supplements	$314,944	$916,035
Skin-care products	325,360	-
Inventories, net	$640,304	$916,035

7.   Property and Equipment

Property and equipment consist of following as at December 31, 2010 and 2009:

	2010	2009

Computer equipment and software	$81,150	$81,151
Furniture and fixture	19,999	19,999
Automobiles	166,154	166,154
Leasehold improvement	38,520	38,520
	305,823	305,824
Accumulated depreciation	(189,705)	(135,267)
Property and equipment, net	$116,118	$170,557

Depreciation expenses incurred amounted to $54,438 and $54,438 for 2010 and 2009, respectively. These expenses were included in operating expenses.

8. Stockholders’ Equity

Common Stock

The Company has 90,000,000 authorized shares. The Company issued 6,008 and 6,322,651 common shares in 2010 and 2009, respectively, for cash proceeds of $3,004 and $3,121,326, respectively.  The Company allowed some members to cancel their previous common stock purchases and refunded $106,004 and $64,478 in 2010 and 2009, respectively.

9.   Income taxes

E-World uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During 2010 and 2009, E-World incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $14,300,000 at December 31, 2010, and will expire in the years 2027 – 2030.

Deferred tax assets consisted of the following:

	2010	2009

Net operating losses	2,900,000	8,600,000
Valuation allowance	(2,900,000)	(8,600,000)
Net	$-	$-

The Company has refundable federal and state income tax deposits of $309,070 and $59,454 as of December 31, 2010 and 2009, respectively. Our original tax estimate for tax years 2008 and 2009 was made based on cash proceeds received and disbursement made during the years by a tax preparer who did not have adequate accounting and tax knowledge. A large amount of tax liability was estimated and payments made according to this error. We are confident once we amended the 2008 and 2009 tax returns based on the adjusted GAAP basis financial statements we will be able to claim the refunds back.

10. Related Party Transactions

From time to time the major shareholder and CEO of the Company either receives cash proceeds from product or warrant sales from the Company’s members on behalf of the Company, or makes purchases out of his personal bank account on behalf of the Company. Such business transactions would be recorded as due to or from shareholder. As of December 31, 2010, the net balance due to shareholder amounted to $37,787.  Such balance, which did not bear interest, was expected to be repaid on demand, and was recorded as current liability.

11. Commitments

Operating lease

The Company rents office, warehouse spaces for its main corporate office under non-cancellable lease agreement. It also rents sales offices overseas either under multiple-year lease agreement or on a month-to-month basis.  The aggregate lease commitment is as follows:

2011	$120,329
2012	98,978
2013	81,600
2014	6,800
Total	$307,707

The Company incurred rent expense of $146,858 and $144,110 for 2010 and 2009, respectively.

12.  Restatement

Ansheng Company International Products (‘Ansheng”) financial statements have been deconsolidated because Ansheng is owned by E-World’s CEO’s wife.  Operations were transferred to E-World in early 2011.

In June 2011, the Company discovered a large portion of income and payroll tax payments were embezzled and not properly paid. The total liability incurred for the adjustment amounted to $808,927 and $368,767 as of December 31, 2010 and 2009, respectively.  The Company recorded $440,159 and $259,682 for the year 2010 and 2009 respectively as embezzlement expense in income statement.  Due to adjustment made to change net income to net loss, with consideration of tax payment embezzled, the income tax paid and refundable income tax balances have been restated. Refundable income tax has been reduced by $201,537 and $40,634 as of December 31, 2010 and 2009, respectively.

The Company mis-posted an inventory deposit of $220,000 in 2009. To correct it, cost of goods sold has been reduced by $220,000 in 2009 and increased by $220,000 in 2010.

The Company deferred $142,416 from 2009 membership fees, recognized $36,740 in 2010 and postponed recognition of the remaining $105,676 balance to future years based on membership contract terms.

The Company reclassified $8,169,707 consideration received for Type A warrants from deferred revenue to accrued liabilities since member prepaid deposits may be used to buy either products or Company common stock.

The Company recognized B warrants fair value as a member bonus expense of $1,197,013 in 2009 and $285,849 in 2010 respectively.

The changes to the balance sheets as of December 31, 2010 and 2009 and income statements for 2010 and 2009 are as shown below:

	Previously Reported	Adjustment	Restated
	2010		2010
ASSETS
Current assets:
Cash and cash equivalent	137,553	(5,059)	132,494
Prepaid deposits on inventory purchases	160,193	(3,000)	157,193
Refundable income taxes	517,359	(208,289)	309,070
Total current assets	1,455,409	(216,348)	1,239,061
Property and equipment, net	185,498	(69,380)	116,118
Total Assets	1,664,212	(285,728)	1,378,484

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	109,944	8,777,097	8,887,041
Deferred revenue	10,548,505	(8,214,746)	2,333,759
Due to shareholder	156,987	(119,200)	37,787
Total current liabilities	10,815,436	443,151	11,258,587
Total liabilities	10,815,436	443,151	11,258,587
Stockholders' deficit
Common stock, no par	2,964,391	1,472,319	4,436,710
Accumulated deficit	(12,115,615)	(2,201,198)	(14,316,813)
Total shareholders' deficit	(9,151,224)	(728,879)	(9,880,103)
Total liabilities and shareholders' deficit	1,664,212	(285,728)	1,378,484

	Previously reported	Adjustment	Restated
	2009		2009
ASSETS
Current assets:
Cash and cash equivalent	2,077,807	(374,446)	1,703,361
Prepaid deposits on inventory purchases	-	220,000	220,000
Refundable income taxes	100,088	(40,634)	59,454
Due from shareholder	748,766	419,200	1,167,966
Total current assets	3,842,696	224,120	4,066,816
Property and equipment, net	257,986	(87,429)	170,557
Total Assets	4,104,482	136,691	4,241,173

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	443,189	8,082,671	8,525,860
Deferred revenue	10,452,017	(7,612,122)	2,839,895
Total current liabilities	10,895,206	470,549	11,365,755
Total liabilities	10,895,206	470,549	11,365,755
Stockholders' deficit
Common stock, no par	3,067,391	1,186,470	4,253,861
Accumulated deficit	(9,858,115)	(1,520,328)	(11,378,443)
Total shareholders' deficit	(6,790,724)	(333,858)	(7,124,582)
Total liabilities and shareholders' deficit	4,104,482	136,691	4,241,173

	Previously reported	Adjustment	Restated
	2010		2010
Revenue
Service revenue	154,993	66,971	221,964
Total revenues	2,879,167	66,971	2,946,138
Cost of sales, net	508,418	114,318	622,736
Gross profit	2,370,749	(47,347)	2,323,402
Operating expenses
Selling expenses	-	2,172,782	2,172,782
Depreciation expenses	127,518	(73,080)	54,438
General and administrative expenses	4,434,586	(1,400,034)	3,034,552
Impairment expenses	66,145	(66,145)	-
Total operating expenses	4,628,249	633,523	5,261,772
Loss from operations	(2,257,500)	(680,870)	(2,938,370)
Loss from continuing operations	(2,257,500)	(680,870)	(2,938,370)
Net loss	(2,257,500)	(680,870)	(2,938,370)

	Previously Reported	Adjustment	Restated
	2009		2009
Revenue
Service revenue	600,695	(44,470)	556,225
Total revenues	4,978,405	(44,470)	4,933,935
Cost of sales, net	1,125,850	(17,897)	1,107,953
Gross profit	3,852,555	(26,573)	3,825,982
Operating expenses
Selling expenses	-	3,630,195	3,630,195
Depreciation expenses	81,188	(26,750)	54,438
General and administrative expenses	4,530,544	(2,251,687)	2,278,857
Impairment expenses	4,433,853	1,722,667	6,156,520
Total operating expenses	9,045,585	3,074,425	12,120,010
Loss from operations	(5,193,030)	(3,100,998)	(8,294,028)
Other income (expenses)
Loss in investments	(1,186,520)	1,186,520	-
Total other income (expenses)	(1,186,520)	1,186,520	-
Loss from continuing operations	(6,379,550)	(1,914,478)	(8,294,028)
Discontinued operations
Loss (Gain) on discontinued operation	504,916	(620,001)	(115,085)
Net loss from discontinued operation	958,139	(620,001)	338,138
Net loss	(7,337,689)	(1,294,477)	(8,632,166)
Net loss per common share — basic and diluted
-continuing operations	(0.08)	(0.02)	(0.10)
-discontinued operations	(0.01)	0.01	-

	Previously Reported	Adjustment	Restated
	2010		2010
Cash Flows from Operating Activities:
Net loss	(2,407,500)	(530,870)	(2,938,370)
Adjustments to reconcile net Loss to net cash used in operating activities:
Depreciation and amortization	72,488	(18,050)	54,438
Bonus expense	-	285,849	285,849
(Increase) decrease in assets:
Inventory	425,731	(150,000)	275,731
Prepaids and other current assets	(160,193)	223,000	62,807
Refundable income taxes	(417,271)	167,655	(249,616)
Deposits and other assets	(19,505)	1	(19,504)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(333,245)	694,426	361,181
Deferred revenue	96,488	(602,624)	(506,136)
Net Cash (Used in) Provided by Operating Activities	(2,743,007)	69,387	(2,673,620)
Cash Flows from Financing Activities:
Advances from shareholder	905,753	863,554	1,769,307
Payment to shareholder	-	(563,554)	(563,554)
Sale of common stock	3,004	(3,004)	-
Repurchases of common stock sold	(106,004)	3,004	(103,000)
Net Cash Provided by Financing Activities	802,753	300,000	1,102,753

Net Increase (Decrease) in Cash	(1,940,254)	369,387	(1,570,867)
Cash, beginning of year	2,077,807	(374,446)	1,703,361
Cash, end of year	137,553	(5,059)	132,494

	Previously reported	Adjustment	Restated 2009
	2009		2009
Cash Flows from Operating Activities:
Net loss	(7,337,689)	(1,294,477)	(8,632,166)
Adjustments to reconcile net Loss to net cash used in operating activities:
Depreciation and amortization	68,185	(13,747)	54,438
Bonus expense	-	1,197,013	1,197,013
Impairment expense	5,620,373	536,147	6,156,520
Loss on discontinued operations	504,914	(619,999)	(115,085)
(Increase) decrease in assets:
Accounts receivable	256,994	369,340	626,334
Prepaids and other current assets	5,000	(220,000)	(215,000)
Refundable income taxes	(1,300)	7,171	5,871
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	165,064	7,997,123	8,162,187
Deferred revenue	6,341,294	(7,710,068)	(1,368,774)
Net Cash (Used in) Provided by Operating Activities	5,372,928	248,503	5,621,431
Cash Flows from Investing Activities:
Equity investments	(5,020,373)	(422,962)	(5,443,335)
Proceeds from disposition of property and equipment	410,208	72,353	482,561
Net Cash Provided by Investing Activities-Continuing Operations	(4,610,165)	(350,609)	(4,960,774)
Net Cash Used in Investing Activities-Discontinued Operations	(504,914)	504,914
Net Cash Used in Investing Activities	(5,115,079)	154,305	(4,960,774)
Cash Flows from Financing Activities:
Advances from shareholder	(829,810)	1,586,927	757,117
Payment to shareholder	-	(1,918,927)	(1,918,927)
Principal payments on debt	(632,991)	(439,340)	(1,072,331)
Sale of common stock	3,121,326	(64,478)	3,056,848
Repurchases of common stock sold	(64,478)	64,478
Net Cash Provided by Financing Activities	1,594,047	(771,340)	822,707
Net Increase (Decrease) in Cash	1,851,896	(368,532)	1,483,364
Cash, beginning of year	225,911	(5,914)	219,997
Cash, end of year	2,077,807	(374,446)	1,703,361

13.  Subsequent events

In Feb 2011, the Company issued additional shares of 45,987,483 shares to the majority owner.  The Company also issued additional shares of 2,510,297 shares to two service providers. These shares are valued at $.007/share and total stock based compensation expense is $339,484.

E-WORLD USA HOLDING, INC.
CONSOLIDATED BALANCE SHEETS
	6/30/2011	12/31/2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalent	$54,779	$132,494
Inventory, net	664,526	640,304
Prepaid deposits on inventory purchases	56,255	157,193
Refundable income taxes	309,070	309,070
Other receivables	7,743	-
Total current assets	1,092,373	1,239,061

Property and equipment, net	93,570	116,118
Deposits and other assets	22,257	23,305

Total Assets	$1,208,200	$1,378,484

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$9,039,023	$8,887,041
Deferred revenue	1,694,579	2,333,759
Due to shareholder	312,806	37,787
Due to other investors	80,000	-

Total current liabilities	11,126,408	11,258,587

Total liabilities	11,125,386	11,258,587

Stockholders' deficit
Common stock, no par	4,776,190	4,436,710
Accumulated deficit	(14,694,398)	(14,316,813)

Total shareholders' deficit	(9,918,208)	(9,880,103)

Total liabilities and shareholders' deficit	$1,208,200	$1,378,484

The accompanying notes are an integral part of these unaudited consolidated financial statements

E-WORLD USA HOLDING, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(UNAUDITED)

	6/30/11	6/30/10
Revenue
Product sales	1,462,224	1,207,973
Sales rebate	(90,000)	-
Service revenue	49,014	48,851
Total revenues	1,421,238	1,256,824

Cost of sales, net	147,868	409,473

Gross profit	1,273,370	847,351

Operating expenses
Selling expenses	443,092	699,538
Depreciation expenses	27,561	27,089
General and administrative expenses	1,167,229	1,302,216
Finance expenses	13,073	12,038
Total operating expenses	1,650,955	2,040,881

Loss from operations	(377,585)	(1,193,530)
Income tax	-	80,745

Net loss	(377,585)	(1,274,275)

Net loss per common share — basic and diluted	$(0.00)	$(0.01)

Weighted average number of common shares outstanding - basic and diluted	114,238,785	90,196,213

The accompanying notes are an integral part of these unaudited consolidated financial statements

E-WORLD USA HOLDING, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
(UNAUDITED)

	Common Stock		Type B Warrants
	Number of		Number of		Accumulated
	Shares	Amount	Shares	Amount	Deficit	Total

Balance, December 31, 2009	90,196,213	$4,253,861	2,395,825	$-	$(11,378,443)	(7,124,582)
Shares issued for cash	6,008	3,004				3,004
Shares cancelled and cash refunded	(212,008)	(106,004)				(106,004)
Warrant issuance	-	285,849	95,283			285,849
Net income					(2,938,370)	(2,938,370)

Balance, December 31, 2010	89,990,213	4,436,710	2,491,108	-	(14,316,813)	(9,880,103)

Stock compensation	48,497,143	339,480				339,480
Net loss					(377,585)	(377,585)

Balance, June 30, 2011	138,487,356	$4,776,190	2,491,108	$-	$(14,694,398)	$(9,918,208)

The accompanying notes are an integral part of these unaudited consolidated financial statements

E-WORLD USA HOLDING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(UNAUDITED)

	6/30/11	6/30/10
Cash Flows from Operating Activities:
Net loss	(377,585)	(1,274,275)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	27,561	27,089
Share base compensation	339,480	-
(Increase) decrease in assets:
Accounts receivable	-	97,378
Inventory	(24,222)	216,200
Prepaids and other current assets	100,938	(248,339)
Other receivables	(7,743)	3,800
Deposits and other assets	1,048	-
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	151,982	7,482,871
Deferred revenue	(639,180)	(8,006,987)

Net Cash (Used in) Provided by Operating Activities	(427,721)	(1,702,263)

Cash Flows from Investing Activities:
Purchases of property and equipment	(5,013)	-
Net Cash Used in Investing Activities	(5,013)	-

Cash Flows from Financing Activities:
Advances from shareholder	380,482	900,000
Payment to shareholder	(25,463)	(508,678)

Net Cash Provided by Financing Activities	355,019	391,322

Net Increase (Decrease) in Cash	(77,715)	(1,310,941)

Cash, beginning of period	132,494	1,703,361

Cash, end of period	54,779	392,420

Supplemental Disclosure of cash flow information:
Cash paid during the year for:
Interest	-	-
Income taxes	-	-
The accompanying notes are an integral part of these unaudited consolidated financial statements

E-WORLD USA HOLDING, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:

Note 1 Basis of presentation

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Annual Financial Statements filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period, as reported in the Form 10-K, have been omitted.

Note 2 Going Concern

There is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management is trying to alleviate the going concern by:

•	increasing marketing efforts in existing sales territories and identifying new sales territories to generate sales revenues
•	securing various financing resources, including but not limiting to borrowing from major shareholders, raise funds through future public offering.
•	promoting new products.

Note 3 Commitments

Operating lease

The Company rents office, warehouse spaces for its main corporate office under non-cancellable lease agreement. It also rents sales offices overseas either under multiple-year lease agreement or on a month-to-month basis.  The aggregate lease commitment is as follows:

2011	$120,329
2012	98,978
2013	81,600
2014	6,800

Total	$307,707

The Company incurred rent expense of $82,231 and 74,615for the six months ended June 30, 2011 and 2010, respectively.
PROSPECTUS – SUBJECT TO COMPLETION DATED April ***, 2011

E-World USA Holding, Inc.

We are offering 2,340,388 shares of Common Stock issuable on election of the right of holders of Type A Warrants to receive shares of common stock for no additional consideration under the terms of Type A Warrants held by U.S. citizens or residents.  This offer is not open to holders of Type A Warrants who are not U.S. citizens or residents or to persons or entities holding any other class or type of the Company’s securities.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$25
Legal Fees and Expenses	50,000
Accounting Fees and Expenses*	25,000
Miscellaneous	25,000
Total*	$100,025

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

COMMON STOCK

Upon formation, we issued 45,987,483 shares to our founder, Mr. Wang.  We valued these shares at par value of $.001 for aggregate consideration of $45,987.48.  Upon formation, we issued an additional 1,673,532 shares of Common Stock to a U.S. accounting service provider.  We also issued and additional 836,765 shares of Common Stock to a U.S. legal service provider.  We valued these additional shares at par value of $.001 for aggregate consideration of $2510.30.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Upon formation, our predecessor issued 84,002,517 shares of common stock to Mr. Wang, our founder.  We valued these shares, which were no par value shares, at $.0002 per share based upon aggregate consideration cash of $9,100 paid upon formation.  We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In 2009, our predecessor issued Common Stock to 11 non-affiliated U.S. citizens or residents for a total aggregate of 427,780 shares for $213,890 and 295 non-affiliated non-U.S. citizens or residents for a total aggregate of 5,553,908 shares for $2,736,954.  The price was $0.10 for 100,000 shares and $0.50 per share for the remaining shares for total aggregate consideration of $2,950,844.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

In 2010, our predecessor issued Common Stock 1 non-affiliated non-U.S. citizen or resident for a total aggregate of 6,008 shares for $3,004.  The price was $0.50 per share for aggregate consideration of $3,004.

The Company allowed members to cancel their previous common stock purchases and refunded $106,004 for 212,008 shares of Common Stock and $64,478 for 128,955 shares of Common Stock in 2010 and 2009, respectively.  As a result, the net issuances for the company were as follows:  6,008 and 6,322,651 common shares in 2010 and 2009, respectively, for cash proceeds of $3,004 and $3,121,326, respectively.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Under the Merger Agreement in April 2011, we issued 90,000,000 shares of our common stock on a one share for one share basis for each share of E-World USA Holding, Inc., a California corporation, common stock issued and outstanding at the date of the merger.  In addition, we issued the Warrants in exchange for comparable Warrants issued and outstanding in E-World USA Holding, Inc., a California corporation, at the date of the merger, as described below.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

We currently have 138,497,804 shares of Common Stock issued and outstanding.

WARRANTS

Our predecessor issued the following Warrants, which were exchanged for like Warrants on a one-for-one basis in the merger:

Type A Warrants

Holders of Type A Warrants that were issued as part of new member entry package for new members have three options:

•	Exchange the Warrant at Face Value for Additional Products

o	The aggregate amount of Additional Products which can be acquired upon exchange of all issued and outstanding Type A Warrants is $11,777,088.

▪
Note:  Of the Type A Warrants, certain of the Warrants may be exchanged for 1.5 times the face amount for additional products and certain of the Warrants may only be exchanged for the face amount for additional products.  The amounts set forth in the above calculation and similar calculations in this section reflect the aggregate amount of products which can be acquired upon the exchange of either type of Type A Warrant.

•	Cancel their Membership and Request a Refund at Face Value less amounts paid out by the Company as bonuses to upline members upon a new person agreeing to become a member.

o
The aggregate amount of refunds which would be required to be made upon cancellation of membership and related refund requests for all issued and outstanding Type A Warrants is $8,169,708.  The aggregate amount of bonuses paid out by the Company to upline members upon a new person agreeing to become a member was $3,607,380.

•
Elect the right under the Warrant to exchange their certificate for no additional consideration and receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.

o
The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of this option under all issued and outstanding Type A Warrants is 24,167,304 shares, of which 2,340,388 shares of Common Stock can be acquired by holders of Type A Warrants who are U.S. citizens or residents.

We issued these Warrants as follows:

2007

Type A Warrants:  We issued Type A Warrants to 74 U.S. citizens or residents and 550 non-U.S. citizens or residents.

2008

Type A Warrants:  We issued Type A Warrants to 394 U.S. citizens or residents and 1243 non-U.S. citizens or residents.

2009

Type A Warrants:  We issued Type A Warrants to 74 U.S. citizens or residents and to 1705 non-U.S. citizens or residents.

2010

Type A Warrants:  We issued Type A Warrants to 4 U.S. citizens or residents to 253 non-U.S. citizens or residents.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Type B Warrants

Type B Warrants entitle the holder to receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.  No additional consideration for the shares of common stock is required upon exercise. Type B Warrants are not exercisable for products nor redeemable for cash.

We issued Type B Warrants to 66 U.S. citizens or residents and 608 non-U.S. citizens or residents.  The aggregate amount of shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants is 2,491,108.  We valued the Type B Warrants at $.50 per share of common stock that could be received upon exercise of the Type B Warrants based upon the price of contemporaneous cash sales of common stock for total deemed consideration of $1,245,554.

These Warrants were awarded to 66 U.S. citizens or residents and 608 non-U.S. citizens or residents members for outstanding sales/services or recruiting efforts [2,248,983 shares]. They were also issued to members who purchased stock in 5CTV, a failed start-up in which the Company had also invested [242,125 shares].

In 2009, we issued Type B Warrants to 65 U.S. citizens or residents to 514 non-U.S. citizens or residents for outstanding sales/service or recruiting efforts.  In 2009, we also issued Type B Warrants to 35 non-U.S. citizens or residents to members who purchased stock in 5CTV, a failed start-up in which the Company had also invested.  In 2010, we issued Type B Warrants to 4 U.S. citizens or residents and 169 non-U.S. citizens or residents for outstanding sales/service or recruiting efforts.

With respect to the Type B Warrants issued in 2009:  The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants issued in 2009 and held by U.S. citizens or residents is 203,500.  The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants issued in 2009 and held by non-U.S. citizens or residents is 2,190,525.

With respect to the Type B Warrants issued in 2010:  The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants issued in 2010 and held by U.S. citizens or residents is 900.  The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants issued in 2010 and held by non-U.S. citizens or residents is 96,183.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.

•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 2
1	Agreement and Plan of Merger with California predecessor corporation

Item 3
1	Articles of Incorporation
2	Bylaws

Item 4

1	Form of common stock Certificate of CIS World, Inc.(1)
2	Form of Type A Certificate
3	Form of Type B Certificate
4	Terms of Type A Warrants
5	Terms of Type B Warrants

Item 5

1	Legal Opinion of Williams Law Group, P.A.

Item 10

10.1	Agreement with Global Cash Card
10.2	Summary of Oral Agreement with Genepharm, Inc. *
10.3	Summary of Oral Agreement with Global Power Plus *
10.4	Summary of Oral Agreement with Mr. Wang *
10.5	E-World USA Holdings Property Lease with 9550 Flair Drive, LLC *
10.6	E-World USA Holdings Property Lease with 1520 Second St. Apts. LLC *
10.7	E-World USA Holdings Property Lease with Clifton Properties Limited and Kingsworth Limited *

(*) Filed herewith

Item 23

1	Consent of MaloneBailey LLP
2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in El Monte CA on  November 14, 2011.

E-World USA Holding, Inc.

Title	Name	Date	Signature
President and CEO	Ding Hua Wang	November 14, 2011	/s/ Ding Hua Wang

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Ding Hua Wang	Ding Hua Wang	President, CEO, Acting	November 14, 2011
Principal Financial and
Principal Accounting
Officer, Director

Appendix A

NOTICE OF EXERCISE
TYPE A WARRANT
E-World USA Holding, Inc.

To:  E-World USA Holding, Inc.

1.    The undersigned hereby elects the following option in connection with ___________ [number] Type A warrants of E-World USA Holding, Inc. with a Face Value of $________ held by the undersigned [Check One]:

A.	Exchange the Warrant at ___ times Face Value for Additional Products: _____

B.	Cancel your Membership and Receive a Refund at Face Value less ___%: _____

C.
Elect the right under the Warrant to exchange their certificate for no additional consideration ____ shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.  _____

2.    Please send the Products, the refund or the stock certificates representing the shares in the name of the undersigned or in such other name or names as are specified below:

Name of Member -please print:

Member’s Address:

e-mail address:  __________________________________

Telephone Number:  ______________________________

Authorized Signature:

3.    If acquiring the shares of common stock, the undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

(Signature)	(Date)